UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Annual Meeting of Shareholders
To be held on April 20, 2022

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

March 4, 2022
To Our Shareholders:
I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders, which will be held on Wednesday, April 20, 2022, at 9:00 a.m., local time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
My first full year as President and Chief Executive Officer of the Company brought unprecedented challenges to our economy, our country and our world. At Kaman, we focused on building the foundation for the "New Kaman," a global leader in the manufacture and production of highly engineered products, systems and solutions for the aerospace & defense, industrial and medical end-markets. We completed the organization and development of a new senior leadership team, and together, we formulated a comprehensive strategy for growth through innovation, implementation of a new operational excellence model, and continued portfolio reshaping. Despite the challenges that the ongoing pandemic presented, we forged ahead and made significant progress in advancing our strategic priorities. This progress is a strong testament to our 75 year legacy and the resilience, agility, and ingenuity of Kaman’s employees.
As we move into 2022, we will continue to build on our proud legacy, while driving long-term growth and total shareholder returns. We are committed to innovation and a never ending pursuit of operational excellence, as we develop and refine a complex ecosystem of highly-engineered products, systems and solutions. We see many attractive opportunities to build on our success and drive sustainable growth, fueled by our customers’ needs and the ever-changing industries that we serve. We strive to look at challenges from new perspectives and in new ways to make the complex feel effortless.
After a year of foundation building focused on people, process and performance, I am confident Kaman is well-positioned to take full advantage of the opportunities that lie ahead. We have strengthened our core and have a clear strategy as we accelerate forward. Whether we are delivering a complete solution or we are part of a larger picture, Kaman, working with each customer, will achieve greater.
Thank you for the confidence you have placed in us.

Sincerely,

Ian K. Walsh Chairman, President & CEO

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

March 4, 2022
My Fellow Kaman Shareholders:
The independent directors and I want to join Ian in inviting you to attend Kaman’s 2022 Annual Meeting of Shareholders. The Board values the input we receive from our shareholders, and we encourage you to attend this year's annual meeting if possible and we urge you to vote your shares prior to the meeting utilizing any of the convenient methods described in the proxy statement.
As the Company’s Lead Independent Director, I serve as a liaison between the independent directors and our CEO / Board Chair. The last two years have been extremely busy in the areas of CEO succession and Board refreshment. Our multi-year succession planning process led to the selection and appointment of our new CEO, and we are excited about Ian’s leadership of Kaman, his pursuit of operational excellence, and his commitment to growth and innovation. The Board is in the midst of a significant refreshment, with the retirement of four directors over the last two years. We added two new directors at the end of 2020, each of whom is extremely capable and brings important skill sets and diverse perspectives to our Board. We are honored to serve Kaman, are proud of the work we have accomplished together, and look forward to overseeing the execution of the Company's long-term strategy for growth and increased profitability.
I encourage you to read our 2022 Proxy Statement, our 2021 Annual Report to Shareholders and the other materials made available in connection with the annual meeting.
On behalf of the Board and the Company’s employees all across the world, I want to thank you for choosing to invest in Kaman.
It is my great pleasure to serve as your Lead Independent Director.

Sincerely,

Jennifer M. Pollino Lead Independent Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 20, 2022
The Annual Meeting of Shareholders of Kaman Corporation will be held at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut, on Wednesday, April 20, 2022, at 9:00 a.m., local time, for the following purposes:
1.     To elect seven directors for a term of one year;
2.    To conduct an advisory vote to approve the compensation of the Company’s named executive officers;
3.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;
4.    To conduct an advisory vote on a shareholder proposal seeking to provide for an independent chair; and
5.    To transact such other business as may properly come before the meeting.
The close of business on February 11, 2022, has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.
In connection with the Annual Meeting, we have prepared a meeting notice, a proxy statement and our annual report to shareholders, all of which provide important information that our shareholders will want to review before the Annual Meeting. On March 4, 2022, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access these materials online and how to submit proxies by telephone or the Internet. We use this online access format because it expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents from your files, creating a more efficient process for both shareholders and the Company.
You may vote using the Internet, telephone or mail, or by attending the meeting and voting in person. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement, and a form of personal identification in order to vote your shares.
All shareholders are cordially invited to attend the meeting.

Date:	March 4, 2022	BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Smith, Jr.
Vice President, Deputy General Counsel, and Secretary
____________________________
IMPORTANT NOTICE REGARDING THE CONDUCT OF THE MEETING: We are currently planning to hold the Annual Meeting in person. However, in light of the ongoing public health concerns surrounding COVID-19, we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a "virtual" meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. In that event, the Annual Meeting would be held on the above date and time but would be available via live audio webcast, and shareholders or their legal proxy holders could participate, submit questions, vote and examine our shareholder list at the virtual meeting portal created to conduct the Annual Meeting. We would also make a copy of our shareholder list available for inspection by shareholders on a reasonably accessible electronic network. All requests to access the list electronically should be directed to the Corporate Secretary at corporate.secretary@kaman.com. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2022: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report for the year ended December 31, 2021, are available free of charge on our website at www.kaman.com.

TABLE OF CONTENTS

Caption	Page	Caption	Page

Proxy Statement Summary	(i)	Kaman's Compensation and Benefits Best Practices	29
General Information	1	2021 Compensation for our NEOs	30
Information About Voting at the Annual Meeting	1	Clawback Policy	40
Date, Time and Place of Annual Meeting	1	Employment and Change in Control Arrangements	40
Voting Rights and Outstanding Shares	2	Stock Ownership Guidelines	40
Submitting Your Proxy	2	Risk Assessment of Compensation Practices	41
How to Submit Your Proxy if you are a "Beneficial Owner"	2	Short Sales, Hedging and Pledging	41
How Your Proxy Will be Voted	2	Tax Considerations	41
How to Revoke Your Proxy	2	Context of This Discussion	42
Quorum and Voting Requirements	3	Compensation Committee Report	42
Broker Non-Votes and Abstentions	3	Summary Compensation Table	43
Board Voting Recommendations	3	Grants of Plan-Based Awards Table for Fiscal Year 2020	44
Voting Results	3	Outstanding Equity Awards at Fiscal Year 2020 Year-End	45
Majority Voting Policy	3	Option Exercises and Stock Vested in Fiscal Year 2020	46
Solicitation Costs	4	Pension Benefits	46
Householding of Proxies	4	Non-Qualified Deferred Compensation Plan	47
Annual Report	4	Securities Authorized for Issuance under Equity Compensation Plans	48
Proposal 1 - Election of Seven Directors for One-Year Terms	5	Post-Termination Payments and Benefits	49
Background	5	Payment of Accrued Amounts	49
Board Recommendation	5	Employment Agreements	49
Required Vote	5	Change in Control Agreements	50
Information about Nominees	6	Starr Termination of Employment	51
Information about the Board of Directors and Corporate Governance	9	Equity Incentive Plans	52
Board Leadership Structure	9	Coordination of Benefits	52
Board Meetings and Committees	10	Assumptions Relating to Post-Termination Benefit Table	52
Annual Board and Committee Evaluations	13	Coordination with Other Tables	53
Director Nominees	13	Post-Termination Benefits Table	54
The Board's Role in Oversight of the Company's Risk Management Process	14	Pay Ratio Disclosure	56
Board and Committee Independence Requirements	15	Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	57
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees	16	Proposal 3 - Ratification of Appointment of PwC	58
Succession Planning	17	Background	58
Shareholder Engagement	18	Board Recommendation	58
Environmental, Social and Governance Matters	18	Required Vote	58
Communicating with our Board	19	Principal Accounting Fees and Services	59
Other Information about the Board's Structure and Composition	20	Audit Committee Preapproval Policy	59
2021 Director Compensation	20	Audit Committee Report	60
Code of Business Conduct and Other Governance Documents Available on the Company's Website	22	Proposal 4 - Advisory Vote on Shareholder Proposal	61
Director Education	22	Shareholder Proposals for 2023 Annual Meeting	65
Related Party Transactions	23	Appendix A – Supplemental Information: Non-GAAP Reconciliations	A-1
Security Ownership of Certain Beneficial Owners and Management	24
Stock Ownership of Directors and Executive Officers	24
Beneficial Owners of More Than 5% of Common Stock	25
Compensation Discussion and Analysis	26
Executive Summary: 2021 - Establishing a Solid Foundation for the "New" Kaman	26
2021 Say-on-Pay Vote	27
Our Compensation Philosophy and Objectives	28

PROXY STATEMENT SUMMARY
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 20, 2022, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
We currently expect to hold the meeting in the cafeteria located in Building 19 on our Bloomfield campus. However, in light of the ongoing public health concerns surrounding COVID-19, we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date.
Availability of Proxy Materials
Your proxy is being solicited for use at the Annual Meeting on behalf of the Board of Directors of the Company. On March 4, 2022, we mailed a Notice of Internet Availability of Proxy Materials to all shareholders of record as of February 11, 2022, the record date for the Meeting, advising that they could view all of the proxy materials online at www.envisionreports.com/KAMN, or request a paper copy of the proxy materials free of charge. You may request a paper or email copy of the materials using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Click "Cast Your Vote or Request Materials" and follow the instructions to log in and order a paper copy of the Meeting materials.
(	By Phone: Call 1-866-641-4276 toll-free and follow the instructions to log in and order a paper copy of the Meeting materials.
*
By Email: Send an email to investorvote@computershare.com with "Proxy Materials Kaman Corporation" in the subject line. Include in the message your full name and address, and state that you want a paper copy of the Meeting materials.

All requests must include the control number set forth in the shaded area of the Notice of Internet Availability of Proxy Materials. To facilitate timely delivery, all requests must be received by April 10, 2022.
Eligibility to Vote
You can vote if you held shares of the Company’s Common Stock as of the close of business on February 11, 2022. Each share of Common Stock is entitled to one vote. As of February 11, 2022, there were 27,880,817 shares of Common Stock outstanding and eligible to vote.
How to Vote
You may vote by using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you go to the website.
(	By Phone: Call 1-800-652-VOTE (8683) toll-free. Have your proxy card in hand when you call and then follow the instructions.
+	By Mail: If you requested a paper copy of the proxy materials, complete, sign and return your proxy card in the prepaid envelope.
ó	In Person: Attend the Annual Meeting and vote in person.
(i)

Revocation of Proxy
You may revoke your proxy at any time prior to it being counted at the Annual Meeting by:
✓    casting a new vote using the Internet or by telephone;
✓    giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or
✓    attending the Annual Meeting and voting in person.
Meeting Agenda and Voting Recommendations

Proposal	Matter	Board Recommendation	Page Reference
1.	Election of Seven Directors for One-Year Terms	"FOR" EACH NOMINEE	5
2.	Advisory Vote to Approve Named Executive Officer Compensation	"FOR"	57
3.	Ratification of Appointment of PwC	"FOR"	58
4.	Advisory Vote on a Shareholder Proposal Seeking to Provide for an Independent Chair	"AGAINST"	61
Our Board of Directors

						Committee Memberships
Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	A	CG	F	C
Aisha M. Barry	49	2020	President, Advanced Sterilization Products, Fortive Corporation	Yes	0	M			M
E. Reeves Callaway III	74	1995	President & CEO The Callaway Companies	Yes	0			M	M
A. William Higgins	63	2009	President & CEO Albany International Corporation	Yes	1		M	M	M
Scott E. Kuechle	62	2013	Former Chief Financial Officer Goodrich Corporation	Yes	0	C	M
Michelle J. Lohmeier	59	2020	Former Strategic Advisor to the CEO of Spirit AeroSystems, Inc.	Yes	1	M		M
George E. Minnich†	72	2009	Former Senior Vice President and CFO ITT Corporation	Yes	2	M	M	C
Jennifer M. Pollino	57	2015	Executive Coach and Consultant & Former EVP, HR and Communications, Goodrich Corporation	Yes	2		C		C
Ian K. Walsh	55	2020	President & CEO Kaman Corporation	No	0
A = Audit Committee; CG = Corporate Governance Committee; F = Finance Committee; C = Compensation Committee. M = Member; C = Chair.
† Not standing for reelection at the Annual Meeting in accordance with the Company's mandatory retirement policy for directors.

(ii)

Snapshot of Board Composition
Set forth below is a snapshot of the expected composition of our Board of Directors immediately following the 2022 Annual Meeting, assuming the election of all seven nominees named in the proxy statement and the planned retirement of Mr. Minnich.

Gender/Ethnic Diversity Table
	Barry	Callaway	Higgins	Kuechle	Lohmeier	Pollino	Walsh
Gender
Male		✓	✓	✓			✓
Female	✓				✓	✓
Race/Ethnicity
Asian
African American	✓
Caucasian		✓	✓	✓	✓	✓	✓
Hispanic/Latino
Corporate Governance Practices
As part of Kaman's commitment to high ethical standards, our Board follows sound governance practices, including the following:

Corporate Governance Practices
✓	Lead Independent Director	✓	Long-standing commitment to diversity and inclusion
✓	All but one of the directors are independent; and all committees consist solely of independent directors	✓	During 2021, all directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served
✓	Annual election of directors	✓	Regular executive sessions of independent directors
✓	Majority voting for the election of directors, coupled with a robust director resignation policy	✓	The Board regularly assesses its performance through annual Board and committee self-evaluations
✓	Proxy access bylaw provisions allowing eligible long-term shareholders holding 3% or more of our outstanding shares to include nominations for directors in the Company’s proxy statement	✓	Compensation "clawback" policy extends to all officers of the Company and its domestic subsidiaries
✓	Director over-boarding policy	✓	Stock ownership guidelines for directors and executive officers
✓	Director mandatory retirement policy	✓	Policy prohibiting hedging, pledging and short selling of our stock
✓	No shareholder rights plan or "poison pill"	✓	Comprehensive Code of Conduct and Corporate Governance Principles
(iii)

Key Governance Features of Our Executive Compensation Program
The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

What We Do:		What We Don't Do:
✓	Pay for Performance – A significant portion of the compensation paid to our NEOs is in the form of at-risk, variable compensation.	✗	Limited Employment Agreements – Only our President and CEO has an employment agreement providing post-termination benefits.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	✗	No Excessive Perquisites – We provide minimal perquisites to our NEOs.
✓	"Clawback" Policy – All officers are subject to a compensation clawback policy.	✗	No Hedging or Pledging – Directors and executive officers are prohibited from hedging or pledging their shares of Company stock.
✓	Award Caps – All of our variable compensation plans have caps on plan formulas.	✗	No Excise Tax Gross-ups – The limited number of employment and change in control agreements with our NEOs do not include excise tax gross-ups.
✓	"Double Trigger" Vesting – All change in control agreements with our NEOs contain "double trigger" vesting provisions.	✗	No Re-Pricing of Underwater Stock Options – Our equity plans prohibit the re-pricing of underwater stock options.
✓	Independent Committees – The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.	✗	Limited Use of Time-Vested Restricted Stock – Only 25% of the long-term incentive awards granted to our NEOs consists of time-vested restricted stock.
✓	Independent Compensation Consultant – The Compensation Committee retains its own independent compensation consultant.	✗	No Further Accrual of Defined Benefit Pensions – We ceased further accrual of benefits under our qualified defined benefit pension plan and our SERP.
2021-22 Compensation Highlights and Initiatives
Set forth below is a brief description of some of the most significant actions or events taken by the Compensation Committee during 2021-22 or otherwise affecting the compensation of our Named Executive Officers and the other members of our senior leadership team:

Say-on-Pay Votes
We considered the results of our 2020 say-on-pay vote, conducted extensive shareholder outreach to better understand the results of the voting and, in early 2021, implemented significant changes to our executive compensation program.

Implemented Changes to Executive Compensatory Program	We continued the implementation and roll-out of our new executive compensation program in early 2022, as the shareholder outreach conducted after the 2021 Annual Meeting confirmed it is strongly supported by shareholders.
More Timely Reporting of Executive Compensation	Because of the changes to our executive compensation program and the rounding out of our senior leadership team, we are able to report the total compensation of all but two NEOs in the Summary Compensation Table that appear in this Proxy Statement.
Focused Strategy	We entered the year with a focused strategy, strong balance sheet and enhanced operational efficiencies.
R&D Investment	We continued to invest in R&D initiatives to diversify our product offerings of highly engineered solutions.
Portfolio Realignment	We rationalized our business portfolio by divesting our former U.K. composites business, allowing us to redeploy capital, resources and management time back to our core businesses.
Operations Excellence Model	We implemented a new operations excellence model to drive margin expansion, improved cash flow generation and produce better return on invested capital over time.
ESG Strategy	We advanced the development of our ESG strategy, identifying five key areas that are material to our internal and external stakeholders.
Stock Ownership Guidelines	We increased the stock ownership guidelines for our non-employee directors from 3X to 5X their annual cash retainer.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. EVEN IF YOU CANNOT ATTEND, PLEASE VOTE YOUR SHARES.
(iv)

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
KAMAN CORPORATION

__________

APRIL 20, 2022
__________

GENERAL INFORMATION
The Board of Directors (the "Board" or "board") of Kaman Corporation (the "Company") is soliciting proxies for use in connection with our annual meeting of shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, April 20, 2022 (or at any adjournments or postponements thereof), at the time, place and for the purposes described in the accompanying Notice of Annual Meeting of Shareholders, dated March 4, 2022. We will conduct business at the Meeting only if shares representing a majority of all outstanding shares of Common Stock entitled to vote are either present in person or represented by proxy at the Meeting. We believe that the only matters to be brought before the Meeting are those referenced in this Proxy Statement. If any other matters are presented, the persons named as proxies may vote your shares in their discretion.
On March 4, 2022, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access this Proxy Statement and our Annual Report to Shareholders, and these materials were mailed to all shareholders who had previously requested paper copies. As of this date, all shareholders of record and all beneficial owners of shares of Common Stock had the ability to access the proxy materials relating to the Annual Meeting at a website referenced in the Notice of Internet Availability of Proxy Materials (www.edocumentview.com/KAMN). A shareholder will not receive a printed copy of these proxy materials unless the shareholder requests it by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials explains how a shareholder may access and review the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also explains how a shareholder may submit a proxy via telephone or the Internet. Our proxy materials, whether in paper or electronic form, are available to all shareholders free of charge.
INFORMATION ABOUT VOTING AT THE ANNUAL MEETING
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 20, 2022, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
We currently expect to hold the meeting in the cafeteria located in Building 19 on our Bloomfield campus. Assuming the meeting proceeds as planned, we may implement mandatory social distancing arrangements and require all attendees to wear appropriate face coverings. Attendees may also be subject to a mandatory health screening and temperature check in order to gain entry to the building. Anyone with a fever or other symptoms of COVID-19 will be turned away at the door and will not be allowed to attend the meeting.
We will continue to monitor the public health concerns surrounding COVID-19 and the applicable orders and recommendations of federal, state and local governmental and health officials, and we may deem it necessary to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting) or as a "hybrid" meeting (i.e., permitting both virtual and in-person attendance) in lieu of an in-person meeting. If we decide to hold a virtual or hybrid

Annual Meeting, we will announce it in advance in a press release, and details will be posted on our website at www.kaman.com and filed as additional proxy soliciting material with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date.
Voting Rights and Outstanding Shares
Only holders of record of the Company’s Common Stock at the close of business on February 11, 2022 (the "record date"), are entitled to notice of and to vote at the Annual Meeting. As of February 11, 2022, the Company had 27,880,817 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Meeting. All votes will be counted by the Company’s transfer agent, Computershare Inc., who will be appointed as inspector of election for the Annual Meeting and who will separately tabulate the votes cast at the meeting, as well as the number of broker non-votes and abstentions.
Submitting Your Proxy
Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (www.envisionreports.com/KAMN), (ii) calling the toll-free telephone number (1-800-652-VOTE (8683)) or (iii) if you have a printed copy of our proxy materials, by completing, signing and dating the proxy card where indicated and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Voting using the Internet or telephone will be available until 1:00 a.m., Eastern Daylight Time, on Wednesday, April 20, 2022.
How to Submit Your Proxy if you are a "Beneficial Owner"
If your shares of Common Stock are held in the name of a bank or broker, you should follow the instructions on the form you receive from that firm. The availability of Internet or telephone voting will depend on that firm’s voting processes. If you choose not to vote by Internet or telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. If you do not provide instructions to the bank or broker, that firm will only be able to vote your shares with respect to "routine" matters. Under current broker voting regulations, the only routine matter to be voted upon at the Annual Meeting and the only matter for which brokers will have the discretion to vote is Proposal 3 (ratification of the appointment of PwC). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (election of directors), Proposal 2 (approval of executive compensation) and Proposal 4 (shareholder proposal seeking to provide for an independent chair). Without proper instructions from you, the broker will not have the power to vote on those two proposals and this will be considered a "broker non-vote" for each such proposal. We recommend that you contact your broker to assure your shares are properly voted.
How Your Proxy will be Voted
All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as an abstention for voting purposes. Unsigned proxies will not be counted for any purpose.
How to Revoke Your Proxy
Whichever voting method you choose, a properly submitted proxy may be revoked at any time before it is counted at the Annual Meeting. You may revoke your previously submitted proxy by (i) timely casting a new vote using the Internet or by telephone; (ii) giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted previously and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. If you plan to revoke a proxy for shares of Common Stock that are held in the name of a bank or broker, please be sure to contact your bank or broker to ensure that your revocation has been properly processed, or if you plan to revoke a proxy for such shares by voting in person at the Annual Meeting, be sure to bring personal identification and a statement from your bank or broker that shows your ownership of such shares.
Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters,

1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, Attention: Corporate Secretary. In order to be effective, all written revocations or later-dated proxies must be received before the voting is conducted at the Annual Meeting.
Quorum and Voting Requirements
Under Connecticut law, our shareholders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each proposal, a majority of the votes entitled to be cast on the matter will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held as of the record date by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting.
Assuming the presence of a quorum, directors will be elected (Proposal 1) only if the number of votes cast "FOR" each director nominee exceeds the number of votes cast "AGAINST" such director nominee, and each of the other proposals (Proposals 2, 3 and 4) will be approved only if the number of votes cast "FOR" each such other proposal exceeds the number of votes cast "AGAINST" that proposal. Our Board has adopted a majority voting policy, described in more detail below, that would apply in the event that one or more director nominees who are standing for reelection do not receive the favorable vote of a majority of the votes cast. See "Majority Voting Policy."
Broker Non-Votes and Abstentions
All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes, including broker non-votes and abstentions. However, broker non-votes and proxies marked to abstain from voting with respect to any item to be voted upon at the Annual Meeting (including the election of any particular director nominee) are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the item and, therefore, will have no effect on the outcome of the voting with regard to the election of directors or the approval of any proposal requiring that the number of votes cast "FOR" such proposal exceeds the number of votes cast "AGAINST" that proposal.
Board Voting Recommendations
The Board of Directors recommends that shareholders vote "FOR" the election of all director nominees, "FOR" Proposal 2 (advisory vote to approve executive compensation), "FOR" Proposal 3 (ratification of appointment of PwC), and "AGAINST" Proposal 4 (shareholder proposal seeking to provide for an independent chair). The Board does not know of any matters to be presented for consideration at the Meeting other than the matters described in those Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Voting Results
We will file a Current Report on Form 8-K containing the final voting results with the Securities and Exchange Commission (the "SEC") within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.
Majority Voting Policy
The Board has adopted a majority voting policy (set forth in the Company's Corporate Governance Principles which are available at http://www.kaman.com by clicking on the "Investors" link, followed by the "Corporate Governance" link) that addresses certain circumstances when a director nominee does not receive a majority of the votes cast with respect to that director’s re-election. Briefly, in an uncontested election for directors (one in which the number of nominees does not exceed the number of directors to be elected) at a properly called and held meeting of shareholders, any director nominee running for re-election who does not receive a majority of the votes cast shall promptly tender his or her resignation once the shareholder vote has been certified by the Company’s tabulation agent. A "majority of the votes cast" means that the number of shares voted "FOR" a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. For this purpose, "votes cast" include votes “FOR” and “AGAINST”, but exclude abstentions and broker non-votes with respect to that director’s election.
The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of a Current Report on Form 8-K with the SEC. This process shall be completed within ninety (90) days after the shareholder vote certification. A director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.
In determining whether or not to accept a director’s resignation for failure to secure a majority of the votes cast, the Corporate Governance Committee and the Board will consider the matter in light of the best interests of the Company and its shareholders and may consider any information they believe is relevant and appropriate, including the following:
•the director’s qualifications in light of the overall composition of the Board;
•the director’s past and anticipated future contributions to the Board;
•the stated reasons, if any, for the "AGAINST" votes and the underlying cause for the "AGAINST" votes if it otherwise can be addressed; and
•the potential adverse consequences of accepting the resignation, including the failure to comply with any applicable rule or regulation (including applicable stock exchange rules or federal securities laws) or triggering of defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.
If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other qualified person, or (b) reduce the number of directors constituting the full Board to equal the number of remaining directors. If the Board elects to fill the resulting vacancy on the Board, the term of the director so elected shall expire at the next annual meeting of shareholders at which directors are to be elected.
If the Board does not accept the resignation, the director will continue to serve until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Solicitation Costs
The Company pays the cost of preparing, printing and mailing proxy material, as well as the cost of any required solicitation of proxies. The solicitation will be made by mail and Internet and may also include participation of the Company’s officers and employees personally or by telephone, facsimile or Internet, without additional compensation. The Company has engaged Georgeson Inc. to assist with the solicitation of proxies and expects to pay approximately $10,000 for these services, plus expenses. The Company may also be required to reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, (i) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (ii) you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, or calling 860-243-6319. We undertake to deliver promptly upon written or oral request at the preceding address or phone number a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of the proxy materials was delivered.
Annual Report
Upon a shareholder’s written request, the Company will provide, free of charge, a copy of its Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K with financial statements and financial statement schedules for the year ended December 31, 2021.

PROPOSAL 1
ELECTION OF SEVEN DIRECTORS FOR ONE-YEAR TERMS

Background
The Board of Directors is in the process of being declassified pursuant to an amendment to the Company’s Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") approved by shareholders at the 2019 Annual Meeting of Shareholders (the "Declassified Board Amendment"). In accordance with the terms and provisions of the Declassified Board Amendment, each director elected at the 2020 Annual Meeting (and each subsequent annual meeting thereafter) holds office for a one-year term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office). Each director elected prior to the 2020 Annual Meeting continues to hold office until the annual meeting held in the third year following the year of his or her election and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office).
Mses. Barry and Lohmeier and Messrs. Callaway, Higgins, Minnich and Walsh each were elected to a one-year term expiring at the 2022 Annual Meeting. Ms. Pollino and Mr. Kuechle were elected to three-year terms at the 2019 Annual Meeting, and their terms extend through the date of the 2022 Annual Meeting. Thus, the terms of all current directors expire at the 2022 Annual Meeting, and each nominee for election as a director will be elected to a one-year term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified (or until his or her earlier death, resignation or removal from office).
Mr. Minnich is not standing for re-election in accordance with the Company's mandatory retirement policy for directors, which is discussed more fully below. See "Mandatory Retirement." Therefore, the following seven individuals, each of whom is currently a director and whose term expires at the Annual Meeting, have been nominated for re-election at the Annual Meeting:
Aisha M. Barry
E. Reeves Callaway III
A. William Higgins
Scott E. Kuechle
Michelle J. Lohmeier
Jennifer M. Pollino
Ian K. Walsh
Additional information about each of the foregoing nominees is set forth below. If elected, each will serve for a one-year term that will expire at the annual meeting of shareholders to be held in 2023.
As noted above, Mr. Minnich is not standing for re-election in accordance with the Company's mandatory retirement policy for directors. Mr. Minnich has been a director since 2009 and, during his thirteen-year tenure on the Board, he served as a member of each of the Board's committees and as chair of the Audit and Finance Committees. He served the Company and its shareholders faithfully and with distinction, and upon his retirement, the Board wishes to express its gratitude for his dedicated leadership, wise counsel and many important and lasting contributions to the Company.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" all nominees.
Required Vote
In an uncontested election, directors are elected by the affirmative vote of a majority of the "votes cast" with respect to each such director nominee. "Votes cast" include votes "FOR" and "AGAINST" a nominee but exclude broker non-votes and abstentions, which, therefore, do not affect the outcome of the voting. Our Board has supplemented the voting requirement with a majority voting policy which is described in more detail above. See "INFORMATION ABOUT VOTING AT THE ANNUAL MEETING – Majority Voting Policy."

Information About Nominees
Set forth below is information about each of the seven director nominees, including the name, age, and professional experience during the last five years of each individual and the qualifications, attributes and skills the Board believes qualify each individual for service on the Board. None of the organizations listed as business affiliates of the directors is an affiliate of the Company.

Aisha M. Barry

Ms. Barry, 49, has been a director since 2020. She has been President, Advanced Sterilization Products, of Fortive Corporation, a provider of essential technologies for connected workflow solutions across a range of end markets, since March 2021. Prior to joining Fortive, she served as Vice President and General Manager, Patient Monitoring Category Leader, of Koninklijke Philips N.V., a global health technology company, from February 2020 to March 2021, where she was responsible for operations of the Acute Care Monitoring and Information Systems segments. Prior to that, she served as the Vice President and General Manager of the Patient Management business within the Cardiac Rhythm and Heart Failure category of Medtronic Public Limited Company, a global medical device company. Joining Medtronic in 2016, she led the transformation of remote monitoring for patients with implanted cardiac devices towards an integrated digital health care platform, including the launch of MvCareLink Heart™ patient app and the SmartSync Device Manager™. Prior to joining Medtronic, she worked at Procter and Gamble for 13 years where she held key product development and marketing positions. She later joined Deere and Company where she held positions of increasing responsibility in operations. The Board believes that Ms. Barry's extensive knowledge and experience in the health, technology and medical device industries, business acumen and leadership and executive skills provide an operational perspective that is valuable to the Board and the Company. In addition, her extensive knowledge and experience in the health, technology and medical device industries provides the Board with important insight into one of the Company’s strategic growth areas.

E. Reeves Callaway III

Mr. Callaway, 74, has been a director since 1995. He is the founder, President, Chief Executive Officer and a director of The Callaway Companies, an engineering services firm in the high technology composites industry that has presence in the United States and Europe. Mr. Callaway provides the Board with senior executive insight into the conduct of the composites business, global operations and marketing and sales trends. As a sitting CEO, Mr. Callaway provides the Board with important insights and perspectives as an executive leading another company.

A. William Higgins

Mr. Higgins, 63, has been a director since 2009. He has been the President and Chief Executive Officer of Albany International Corp., a global advanced textiles and materials processing company, since January 2020, serving on its board of directors since 2016 and as chairman of its board of directors from February 2019 until January 2020. He previously served as the Chairman, CEO and President of CIRCOR International, Inc., a global diversified manufacturing company, from March 2008 until his retirement in December 2012. Prior to joining CIRCOR in 2005, he spent thirteen years in a variety of senior management positions with Honeywell International and Allied Signal. He previously served as a director of Bristow Group Inc, a leading provider of industrial aviation services, from 2016 to October 2019. Mr Higgins’ professional background and experience provides additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, the aerospace and defense industries, and acquisitions and divestitures. As a sitting CEO, he also provides the Board with important insights and perspectives as an executive leading another company.

Scott E. Kuechle

Mr. Kuechle, 62, has been a director since 2013. He is a former Chief Financial Officer of Goodrich Corporation, a worldwide supplier of aerospace components, systems and services to the commercial and general aviation airplane market that was acquired by United Technologies Corporation in 2012. Mr. Kuechle served as CFO of Goodrich from August 2005 until his retirement in July 2012. He had previously served as Vice President and Controller from 2004-2005 and Vice President and Treasurer from 1998-2004 and in various other financial leadership roles during his 29-year tenure with Goodrich. He also previously served as a director of Esterline Corporation, a specialty manufacturer serving the global aerospace and defense markets, and Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. Mr. Kuechle's extensive background and experience within the aerospace and defense industry, coupled with his financial expertise and past experience as a Chief Financial Officer, provide the Board with a powerful skill-set upon which to draw as the Company continues to execute on its strategic plan. This type of expertise and experience was particularly important to the Board as a means of providing additional depth of capability to the Audit Committee, to which he was appointed upon his election to the Board. Mr. Kuechle’s background also provides the Board with additional perspective on international operations, financial management, acquisitions, and other finance-related matters.

Michelle J. Lohmeier

Ms. Lohmeier, 59, has been a director since 2020. She is a former senior advisor to the Chief Executive Officer of Spirit AeroSystems, having served in that position from April 2019 to April 2021. Prior to that, she had been Senior Vice President and General Manager of Airbus Programs at Spirit AeroSystems since June 2015. Before joining Spirit AeroSystems, she held many senior positions during her years at Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, she had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, she was the program director at Raytheon for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. She also served as the production chief engineer for the AMRAAM Program. In addition, she directed Software Engineering at Raytheon, where she was responsible for software development, software quality and configuration management for all Missile Systems programs. She began her career with Hughes Aircraft Company as a system test engineer. She also serves as a director of Mistras Group, a global provider of technology-enabled asset protection solutions, and Nammo, Inc., the U.S. holding company subsidiary housing the North American business activities of Nammo AS, an international aerospace and defense company headquartered in Norway. Ms. Lohmeier’s extensive knowledge and experience in the aerospace industry, her business acumen and her leadership and executive skills provide an operational perspective that is valuable to the Board and the Company.

Jennifer M. Pollino

Ms. Pollino, 57, has been a director since 2015. She currently serves as an executive coach and consultant with JMPollino LLC, a leadership development, talent management and succession planning firm she founded upon her retirement from Goodrich Corporation in July 2012. She previously served as Executive Vice President, Human Resources and Communications, at Goodrich from February 2005 until July 2012, when Goodrich was acquired by United Technologies Corporation. Prior to that, she served as President and General Manager of the Aircraft Wheels & Brakes Division of Goodrich from September 2002 to February 2005, as President and General Manager of the Turbomachinery Products Division of Goodrich from December 2001 to August 2002, and in various other positions of increasing responsibility during her 20-year tenure with Goodrich. She also serves as a director of Crane Co., a diversified manufacturer of highly engineered industrial products, Hubbell Incorporated, an international manufacturer of electrical and electronic products, and she previously served as a director of Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to human resources, government contracting and distribution. The Board also values her prior experience in finance and accounting gained as Vice President-Finance and Controller of two other Goodrich divisions, the Controller of a savings and loan association, a field accounting officer with the Resolution Trust Corporation, and a Certified Public Accountant.

Ian K. Walsh

Mr. Walsh, 55, has been President, Chief Executive Officer and a director of the Company since September 8, 2020, and Chairman of the Board since April 2021. He previously served as the Chief Operating Officer REV Group, Inc., a leading designer, manufacturer, and distributor of specialty vehicles and related aftermarket parts and services, from 2018 to 2020. Prior to joining REV Group, he worked at Textron, Inc., where he most recently served as President and Chief Executive Officer of TRU Simulation and Training. Mr. Walsh's career with Textron began in 1999 at Bell Helicopter and progressed through leadership roles of increasing responsibility, including Senior Vice President and General Manager of Lycoming Engines and Senior Vice President and General Manager of Textron's Weapon & Sensor Systems business. Mr. Walsh is a certified Six Sigma Black Belt and achieved the prestigious International Shingo Silver Medallion for Operational Excellence for his work at Lycoming Engines. Prior to joining Textron, he served as an officer and naval aviator in the U.S. Marine Corps. He holds a Master of Public Administration from Harvard University's John F. Kennedy School of Government and a Master of Business Administration from Harvard Business School. He provides the Board with extensive knowledge and experience of the aerospace and defense industries. As the sitting President and CEO of the Company, he also provides the Board with day-to-day knowledge of the Company's businesses and markets, strategic plan execution, and future needs.

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INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
The Board is elected by our shareholders to oversee their interests as owners of the Company. The Board is the ultimate decision-making authority for the Company, except for those matters that are reserved for, or shared with, our shareholders. The Board appoints and oversees the Company’s senior management, which is responsible for conducting the Company’s day-to-day business operations.
Board Leadership Structure
Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to select and revise its leadership structure on the basis of the best interests of the Company and its shareholders at any given point in time. The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"). As discussed more fully below, the Board believes that it is currently in the best interests of the Company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually. In this way, the Company’s shareholders have the benefit of Board leadership by a seasoned executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership. In arriving at its determination, the Board has also considered the fact that the Board consists entirely of independent directors (other than Mr. Walsh), all having diverse professional and other Board experience.
Our current Chairman is Ian K. Walsh, and our current Lead Independent Director is Jennifer M. Pollino. The Lead Independent Director position has existed since 2002. The roles and responsibilities of the Lead Independent Director currently include the following:
Meetings and Executive Sessions
•Serves as a member of the Corporate Governance Committee.
•Chairs the Board’s executive sessions.
•Chairs Board meetings at which the Chair and Vice Chair (if any) are not in attendance.
•Calls additional meetings of the independent directors.
•Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and other interactions outside Board meetings.
Relationship with the Chair and Management
•Serves as a liaison between the Chair and the independent directors, facilitating communications and the achievement of consensus.
•Provides counsel to the Chair and Chief Executive Officer, including the provision of appropriate feedback regarding the effectiveness of Board meetings, and otherwise as needed or requested.
Oversight of Information Provided to the Board
•Coordinates with the Chair to review and approve all Board meeting agendas and meeting schedules, and ensure that there is sufficient time for discussion of all agenda items.
•Coordinates with the Chair on the appropriateness (including quality and quantity) and timeliness of information provided to the Board.
•Authorizes the retention of third-party advisors and consultants who report directly to the Board, when necessary or appropriate.
Board and Leadership Evaluation
•In consultation and coordination with the Corporate Governance Committee and the other committees of the Board, reviews and reports on the results of the annual Board and committee performance evaluations.
•Periodically meets with independent directors to discuss Board and committee performance, effectiveness and composition.
•Leads the independent directors’ evaluation of the effectiveness of the Chair (in that capacity), including his interaction with directors and ability to provide leadership and direction to the Board.
Shareholder Communication
•In consultation and coordination with senior management, participates in consultations and direct communications with shareholders.

CEO Succession
•In consultation and coordination with the Corporate Governance Committee, oversees the Board’s CEO succession planning process.
Crisis Management
•Plays an increased role in crisis management oversight, when and as appropriate under the circumstances.
Other Responsibilities
•The Lead Independent Director also has such other responsibilities as the Board may delegate from time to time.
The Board believes that the Lead Independent Director role at Kaman, through the duties and responsibilities listed above, enables the independent directors to effectively provide for the independent oversight of management and the CEO / Board Chair. Importantly, the Lead Independent Director reviews and approves all Board meeting agendas and meeting schedules and coordinates with the CEO / Board Chair to ensure that there is sufficient time for discussion of all agenda items. At the end of each regularly scheduled Board meeting, she meets privately in executive session with the independent directors and, shortly thereafter, follows up with the CEO / Board Chair to discuss any matters of importance or concern. In so doing, she serves as a liaison between the independent directors and the CEO / Board Chair, providing appropriate feedback relating to the effectiveness of Board meetings, the identification of post-meeting action items and the development of subsequent meeting agendas.
Board Meetings and Committees
The Board met 9 times in 2021 and its committees met a total of 28 times. Each director attended 75% or more of the aggregate of all meetings of the Board and committees on which he or she served. The Company's Corporate Governance Principles provide that directors are strongly encouraged to attend each annual meeting of shareholders, and all directors then in office attended the 2021 Annual Meeting, although several directors participated by means of remote communication due to the ongoing COVID-19 pandemic. All current directors whose terms extend beyond the Annual Meeting are expected to attend the 2022 Annual Meeting.
The Board maintains the following standing committees: Corporate Governance, Audit, Compensation, and Finance. Each committee has a charter that has been approved by the Board. The complete text of each committee charter is available on the Company’s website located at www.kaman.com by clicking on the "Investors" link, followed by the "Corporate Governance" link. Each committee and the Board periodically, but not less than annually, review and revise the committee charters, as appropriate.
The following table describes the current members of each committee and the number of meetings held during 2021. Unless otherwise noted, each director served on the committees noted for the entire year.

Board Member	Audit Committee(1)	Corporate Governance Committee(1)	Finance Committee(1)	Compensation Committee(1)
Aisha M. Barry	✓	—	—	✓
E. Reeves Callaway III	—	—	✓	✓
A. William Higgins	—	✓	✓	✓
Scott E. Kuechle	Chair	✓	—	—
Michelle J. Lohmeier	✓	—	✓	—
George E. Minnich	✓	✓	Chair	—
Jennifer M. Pollino(2)	—	Chair	—	Chair
Ian K. Walsh(3)	—	—	—	—
Number of Meetings	9	8	5	6
(1)All appointments shown in the table became effective as of April 15, 2021. Meeting totals exclude actions taken by unanimous written consent.
(2)Lead Independent Director.
(3)Not an independent director.

Corporate Governance Committee
Historically, the Corporate Governance Committee has consisted of the Lead Independent Director and the chairpersons of each of the standing Board committees. In 2021, the committee charter and the Company's Corporate Governance Principles were amended to provide that any director could be a member of the committee, and Mr. Higgins subsequently was appointed to the committee at the annual reorganizational meeting of the Board held on April 14, 2021. The committee assists the Board in fulfilling its corporate governance responsibilities and serves as the Board’s nominating committee. These corporate governance responsibilities include board and committee organization and function, membership, compensation, and annual performance evaluation; annual goals development and evaluation for the CEO with participation by the Compensation Committee and the Board in executive session; succession planning; development and periodic review of governance policies and principles; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; administration of the Company’s majority voting policy for director elections; and oversight of the Company's environmental, social and governance (“ESG”) strategy, initiatives, policies and activities.
Audit Committee
The Audit Committee is responsible for assisting the Board in fulfilling its responsibility to oversee the Company’s financial reporting and accounting policies and procedures, its system of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The committee is also responsible for overseeing the performance, qualifications and independence of the Company’s independent registered public accounting firm (which reports directly to the committee) as well as the performance of the internal audit department. The committee reviews the Company’s business risk assessment framework and identifies principal business risks confronting the Company (including, without limitation, business interruption, crisis management and cyber-security issues) and periodically discusses those risks and exposures with the independent auditor and management, including the internal chief audit executive (however, this committee is not the only Board committee that reviews such business risks), and pre-approves all auditing services and permitted non-audit services to be performed by its independent auditor (which approval authority has been delegated to the committee’s chairperson for certain immaterial items that may arise between meetings, subject to ratification at the committee’s next meeting).
The Audit Committee also oversees the development, operation and material findings of the Company’s legal and ethical compliance program, and in connection therewith, reviews and discusses with the Chief Ethics and Compliance Officer any particular compliance matters that are reasonably likely to have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows, or otherwise relate to material noncompliance with applicable laws and regulations or material inquiries received from regulators or government agencies. Periodically, but not less than annually, the Audit Committee receives a report from the Chief Ethics and Compliance Officer relating to (i) the implementation and effectiveness of the Company’s legal and ethical compliance program and adherence to the Company’s Code of Business Conduct; (ii) all significant compliance investigations undertaken in the past year; (iii) all significant retaliation claims, lawsuits alleging retaliation, settlements of retaliation claims, and reports of alleged retaliation received through the Company’s compliance program in the past year; and (iv) all significant sexual harassment claims, lawsuits alleging sexual harassment, settlements of sexual harassment claims, and reports of alleged sexual harassment received through the Company’s compliance program in the past year.
The Audit Committee also reviews and discusses with management (i) the Company’s cybersecurity, data protection and information technology risks, controls and procedures and the Company’s plans to mitigate those risks; (ii) the adequacy and quality of the Company’s internal policies, controls and procedures relating to state, federal and international tax compliance and the recognition, management and monitoring of material tax risks, including without limitation the current status of any pending tax audits and other similar proceedings; and (iii) the adequacy and quality of the Company’s policies and processes for the safe design, development, manufacture, production, maintenance and delivery of the Company’s aerospace products and services. From time to time as the need arises, the committee also reviews and discusses with management any incidents involving the Company’s aerospace products or services that result in the loss or destruction of Company aircraft, serious injury or the loss of human life (“Significant Incidents”), and the Company’s participation in, and support of, investigations relating to Significant Incidents conducted by the National Transportation Safety Board or other similar domestic and international investigatory authorities, including the Company’s responses to material findings and conclusions of such investigations.
Finally, the committee oversees the Company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired and monitors the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or other matters, as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing or other matters. The committee meets regularly in separate executive sessions with representatives of the independent auditor, the Company's Chief Audit Executive, the Company's Chief Ethics & Compliance Officer and the Company's General Counsel.
The Audit Committee Charter provides that a committee member may not simultaneously serve on the audit committees of more than three companies whose stock is publicly traded (including this committee) unless the Board has provided its consent. No determination to grant such consent is currently required.
Aisha M. Barry, Scott E. Kuechle and George E. Minnich each has been determined to be an "audit committee financial expert," within the meaning of Item 407(d)(5) of Regulation S-K.
Compensation Committee
The Compensation Committee reviews and approves the terms of, as well as oversees, the Company's executive compensation strategies (including the plans and policies to execute those strategies), administers its equity plans (including the review and approval of equity grants to executive officers) and annually reviews and approves compensation decisions relating to executive officers, including those for the CEO and the other Named Executive Officers. The committee considers the CEO's recommendations when determining the compensation of the other executive officers, but the CEO has no role in determining his own compensation (although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this committee). The committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.
The Compensation Committee also monitors management's compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control and termination arrangements for all executive officers and periodically reviews the Company's policies and procedures for management development.
The committee has engaged Pay Governance LLC, an independent compensation consulting firm, to assist the committee in fulfilling its responsibilities (Pay Governance LLC is sometimes referred to in this proxy statement as the "independent compensation consultant"). The independent compensation consultant attends each committee meeting, including executive sessions. The independent compensation consultant advises the committee on marketplace trends in executive compensation and evaluates proposals for compensation programs and executive officer compensation decisions. The independent compensation consultant also provides services to the Corporate Governance Committee in connection with its evaluation of director compensation. Although the independent compensation consultant interacts with Company management in its capacity as an advisor to the committee, it is directly accountable to the committee. The committee has assessed the independence of the independent compensation consultant as required under applicable SEC and NYSE rules and has determined that the work of the independent compensation consultant does not raise any conflict of interest. The committee also has the authority to obtain advice and assistance from other external legal, accounting or other advisers.
Compensation Committee Interlocks and Insider Participation
As noted above, each member of the Compensation Committee is "independent" under the NYSE and SEC rules applicable to compensation committee members and otherwise in accordance with the Compensation Committee's charter and our Corporate Governance Principles. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that employs a member of our Board or the Compensation Committee. All members of the Compensation Committee are "non-employee directors" as defined in SEC Rule 16b-3(b)(3).
Finance Committee
The Board believes it is beneficial to maintain a separate Finance Committee comprised solely of independent directors to assist the Board in fulfilling its oversight responsibilities with respect to matters of a material financial nature. The Finance Committee shoulders some of the burden that otherwise would fall on one or more of the Board's other committees, including, in particular, the Audit Committee, which has seen the scope of its oversight responsibilities increase significantly in recent years. The Finance Committee’s primary responsibilities include oversight of the following: annual and long-range operating plans; significant financing programs and material debt issuances; significant acquisitions and divestitures; capital structure and capital allocation strategies; significant information technology and business transformation strategies and projects; interest rate, commodity and currency hedging transactions and the investment of excess cash reserves; insurance-related risk management programs; administration of tax-qualified defined contribution and defined benefit plans; and such other matters as the Board may deem appropriate.
Annual Board and Committee Evaluations
The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Corporate Governance Committee oversees an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement. Feedback on individual director performance is encouraged as part of the process. In addition, the Board and its committees meet regularly in executive session throughout the year to consider areas that may warrant additional focus and attention. The Corporate Governance Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate.
In recent years, the Board and committee evaluations have alternated between the use of detailed written surveys and one-on-one personal interviews. When one-on-one interviews are conducted at the Board level, the committees generally conduct their self-evaluations utilizing detailed written surveys; and when one-on-one interviews are conducted at the committee level, the Board generally conducts its self-evaluation utilizing a detailed written survey. In this manner, one-on-one personal interviews are conducted each year, alternating between the Board and its committees.
During 2021, the Board evaluation was conducted through the use of one-on-one personal interviews, and the committee evaluations were conducted through the use of detailed written surveys. The results of the interviews and surveys were aggregated, summarized and presented to the Board and each committee for discussion in executive session. These discussions generally noted the experience and contributions of the directors and the high functioning nature of the Board and its committees, and also identified several areas for enhanced emphasis and focus that will be addressed during the coming year.
Director Nominees
General. The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and CEO, after which it provides recommendations to the Board. The Corporate Governance Committee will also consider director candidates recommended by shareholders. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. The committee utilizes one or more nationally recognized third-party consultants to assist in identifying potential candidates. These consultants are provided with the committee’s assessment of the skill sets, qualifications and experiences required in the context of current Board composition, after which they identify potential candidates for introduction to the committee. Thereafter, consideration of any such individuals is the responsibility of the committee in consultation with the Chairman and the CEO.
Rooney Rule. During 2021, the Corporate Governance Principles were amended to provide for the adoption of the so-called “Rooney Rule” whenever the Corporate Governance Committee engages a third-party consultant to conduct a search for a new director. As amended, the Corporate Governance Principles require any such consultant to include in its initial list of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity.
Over-Boarding Policy. During 2021, the Corporate Governance Principles were also amended to provide for the adoption of an over-boarding policy. Under this policy, directors are expected to advise the Corporate Governance Committee of any invitations to join the board of directors of any other public company prior to accepting the directorship. The policy further provides that, except in unusual circumstances, directors should not serve on more than three other boards of publicly traded companies in addition to the Board. Directors who also serve as public company executives or hold equivalent positions should not serve on more than one other board of a public company in addition to the Board.
Advance Notice Bylaw Provisions. Under our Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the Company (except for the rights of preferred shareholders, of which there currently are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a shareholder of record on the date of the giving of written notice in respect of the nomination for director and on the record date for the determination of shareholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws.
In addition to any other applicable requirements, for a nomination to be properly made by a shareholder, such shareholder must have given timely notice therefor in proper written form to the Secretary of the Company. To be timely, a shareholder's written notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company, in the case of: (i) an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than twenty-five (25) days prior to or delayed by more than twenty-five (25) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC), whichever first occurs; and (ii) a special meeting called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC).
A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) (A) the class or series and number of all shares of stock of the Company that are owned beneficially or of record by such nominee and any affiliates of such nominee, (B) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by such nominee or any affiliates of such nominee, and the number of such shares of stock of the Company held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge, profit interest or other transaction has been entered into by or on behalf of such nominee, or any affiliates of such nominee, with respect to stock of the Company and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of such nominee, or any affiliates of such nominee, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such nominee, or any affiliates of such nominee, or to increase or decrease the voting power or pecuniary or economic interest of such nominee, or any affiliates of such nominee, with respect to stock of the Company (the "Ownership Information"), and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made must also provide (i) the name and address of the shareholder making the nomination, (ii) the Ownership Information, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a description of any material interest of such person or any affiliates of such person in the nomination, including any anticipated benefit therefrom to such person or any affiliates of such person, (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons identified in its notice, and (vi) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serving as a director if elected and the completed and signed written representation and agreement required by Section 2(b) of Article III of the Bylaws. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
Proxy Access Bylaw Provisions. Our Bylaws also permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding common stock of the Company continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 15, of the Bylaws. Under that Section, the required notice must be received at the Company’s principal executive offices, subject to certain exceptions, at least 120 days but no more than 150 days prior to the anniversary of the date on which the Proxy Statement was first mailed relating to the immediately preceding Annual Meeting.
The Board’s Role in Oversight of the Company’s Risk Management Process
The Board oversees the Company’s processes to identify, report and address risks across the full spectrum of the Company’s operations. To that end, each of the Board’s committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these committees and, where appropriate, directs that action be taken. The Board also conducts direct oversight of certain risk management processes.

The Company’s Internal Audit Department reports directly to the Audit Committee, and the Audit Committee regularly reviews with management the Company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Audit Committee is also responsible for oversight of (i) the Company’s cyber-security program and management’s plans, programs and policies designed to mitigate cyber-security risks; (ii) the adequacy and quality of the Company’s internal policies, controls and procedures relating to state, federal and international tax compliance and the recognition, management and monitoring of material tax risks, including without limitation the current status of any pending tax audits and other similar proceedings; and (iii) the adequacy and quality of the Company’s policies and processes for the safe design, development, manufacture, production, maintenance and delivery of the Company’s aerospace products and services. From time to time as the need arises, the committee reviews and discusses with management any incidents involving the Company’s aerospace products or services that result in the loss or destruction of Company aircraft, serious injury or the loss of human life (“Significant Incidents”), and the Company’s participation in, and support of, investigations relating to Significant Incidents conducted by the National Transportation Safety Board or other similar domestic and international investigatory authorities, including the Company’s responses to material findings and conclusions of such investigations.
The Finance Committee reviews the Company’s short- and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances and risk management programs from an insurance coverage perspective. The Company’s lead corporate risk, safety and environmental management officer also reports directly to the committee on a periodic basis. The Compensation Committee reviews and approves the Company’s executive compensation strategies and programs related to annual, long-term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the Company’s executive officers and periodically reviews policies related to management development. The Corporate Governance Committee reviews the Company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors and manages the annual CEO evaluation process. The duties and responsibilities of each of the Board’s committees are more fully described above.
In addition to its consideration of matters brought to its attention by the Board’s committees, the Board conducts direct oversight of various business risk management functions. At each regular meeting, the Board receives senior management reports about current operations as well as the identification of, and progress in addressing, principal business risks. The Board also receives direct reports from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks. In addition to the regular reports provided regarding current principal business risks, the Audit Committee periodically receives summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews and approves the Company’s strategic plan objectives with periodic reviews thereafter regarding progress against that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure, at least in part due to the level of direct communication that the Board and its committees experience with a variety of management employees involved in operations, finance, human resources, risk management and legal roles.
Board and Committee Independence Requirements
Our Corporate Governance Principles provide that, as a matter of policy, a significant majority of the Board should consist of independent directors. In order to be deemed independent, our Corporate Governance Principles specify that a director must be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. In addition to establishing its own criteria for independence, the Company complies with the rules promulgated by the NYSE for determining the independence of directors, as well as the Sarbanes-Oxley Act for independence of directors on the Audit Committee and the Internal Revenue Code of 1986, as amended (the "Code") and the Dodd-Frank Act requirements for independence of directors on the Compensation Committee (or any other committee performing an equivalent function).
Based on the review and recommendation of the Corporate Governance Committee, the Board has affirmatively determined that all of the current directors meet the applicable independence standards referenced in the preceding paragraph, except for Mr. Walsh, the Company’s Chairman, President and CEO. In evaluating and determining the independence of the Company's directors, the Corporate Governance Committee and the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and certain entities with which some of the directors are or have been affiliated.
In affirmatively determining the independence of each director who serves as a member of the Compensation Committee, the Corporate Governance Committee and the Board considered all factors specifically relevant to determining whether such director has a direct or indirect relationship with the Company or any of its subsidiaries which is material to such director's ability to be independent from management in connection with the director's duties as a member of the Compensation Committee, including, but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees
General. The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the Board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the Company’s businesses, including aerospace, healthcare and medical, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; and diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any board. Diversity in this context has traditionally referred to encouragement of the identification of underrepresented minority candidates, including women and individuals of varied national origins.
The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the Company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, current Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the Company.
Enhancing the Board’s diversity of background. As a global company, we consider diversity an essential element of our culture. We value the benefits derived from different perspectives, and we strive for a talented and diverse Board and workforce that is representative of our global business, customers, employees and shareholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account various additional factors intended to enhance the Board's diversity of background. Diversity of origin, gender, background, experience and thought all are important director selection criteria. During 2021, the Corporate Governance Principles were amended to expressly provide that whenever the Corporate Governance Committee engages a third-party consultant to conduct a search for a new director, any such consultant must include in its initial list of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity. Aside from this, we do not have a separate formal written policy that solely addresses diversity.
Specific Skills of Director Nominees. We believe our directors, including the director nominees up for re-election at the Annual Meeting, bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The director skills matrix that follows represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of our Company and the execution of our corporate strategy. This skills matrix highlights the depth and breadth of the skills of our director nominees and the incumbent directors whose terms extend beyond the date of the Annual Meeting, but it is not intended to be an exhaustive list of each of our directors’ skills or contributions to the Board. Further information on each director nominee and the incumbent directors whose terms extend beyond the date of the Annual Meeting, including their specific experience, qualifications, attributes and skills, is set forth in the biographies on pages 6 to 8 of this Proxy Statement.

DIRECTOR SKILLS MATRIX
	Barry	Callaway	Higgins	Kuechle	Lohmeier	Pollino	Walsh
Senior Leadership Experience	✓	✓	✓	✓	✓	✓	✓
Accounting				✓		✓
Finance	✓		✓	✓	✓	✓	✓
Aerospace Industry		✓	✓	✓	✓	✓	✓
Defense Industry			✓	✓	✓	✓	✓
Engineering	✓		✓		✓		✓
Healthcare/Medical Industry	✓
International Business	✓	✓	✓	✓	✓	✓	✓
Manufacturing / Operations	✓	✓	✓		✓	✓	✓
Sales and Marketing	✓	✓	✓		✓	✓	✓
Government Service			✓				✓
Government. Contracting			✓		✓	✓	✓
Legal and Compliance	✓		✓	✓			✓
Human Resources			✓			✓
Mergers and Acquisitions	✓		✓	✓	✓	✓	✓
Information Technology	✓	✓		✓		✓
Risk Management / Oversight			✓	✓		✓	✓
Corporate Governance			✓			✓	✓
Environmental / Climate Change
Cyber Security / Data Privacy	✓						✓
Other Board Experience			✓	✓	✓	✓	✓
Succession Planning
The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our President and Chief Executive Officer and the other senior members of our senior leadership team. This responsibility is reflected in the Company’s Corporate Governance Principles, which provide for an annual review of CEO succession planning and management development, and the Charter of the Corporate Governance Committee, which requires the Committee to review and recommend to the full Board candidates for successor to the Chief Executive Officer and to assure that management has established and maintains a succession planning process for senior executive positions other than the Chief Executive Officer.
In furtherance of the foregoing, the Company’s President and Chief Executive Officer and its Chief Human Resources Officer provide annual succession planning and "talent review" reports to the Audit and Compensation Committees, as well as the full Board of Directors. The report to the Audit Committee covers the Company's finance group, the report to the Compensation Committee covers the Company's human resources group, and the report to the full Board of Directors covers the Company's senior leadership team. The report covering the senior leadership team identifies those individuals, if any, who are viewed as potential successors to the President and Chief Executive Officer. Succession planning is also discussed in regular executive sessions of our Audit, Compensation and Governance Committees and our full Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning reports, the annual Human Capital and Organization Report, Board and committee meetings, and less formal interactions throughout the course of the year.
Additionally, our Board of Directors, with support and recommendations from the Corporate Governance Committee, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives and the potential applicability of the Company’s mandatory retirement policy for directors (which is set forth in the Bylaws of the Company). As part of that evaluation, the Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, management experience with mergers and acquisitions, risk management, industry knowledge, knowledge of technology and cyber-security, marketing, digital marketing and social media, international markets, strategic vision, compensation, and corporate governance, among others.
Shareholder Engagement
We welcome the opportunity to engage with our shareholders to obtain insights and feedback on matters of mutual interest. The Board’s and management’s commitment to understanding the interests and perspectives of shareholders is a key component of our shareholder engagement strategy. We engage with shareholders throughout the year to:
✓    Discuss and seek feedback on our executive compensation and corporate governance policies and practices;
✓    Share our perspective on Company and industry developments;
✓    Provide visibility and transparency into our business and our financial and operational performance;
✓    Discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views; and
✓    Seek feedback on our communications and disclosures to investors.
We approach shareholder engagement as an integrated, year-round process involving senior management and our investor relations team. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We also engage with governance representatives of our major shareholders, through conference calls that occur during and outside of the proxy season.
During 2021, we initiated contact with our top 20 shareholders representing roughly 85% of our outstanding shares, resulting in substantive engagements with investors holding a majority of our outstanding shares. In these engagements, we discussed the following items and topics of mutual interest, among others:
•Changes made to our compensation program following the “say-on-pay” proposal;
•Our process and progress made to support the ESG initiative;
•Our corporate strategy and execution, including our plans for future capital deployment; and
•General proxy statement and annual report disclosures.
The comments, questions and suggestions offered by our investors were shared with, and discussed by, the relevant committees and the full Board of Directors, and their perspectives will inform the Board’s decision making in 2022 and beyond.
Environmental, Social and Governance Matters
We are cognizant of ESG related matters that impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity, focusing on ESG matters that impact our business and our stakeholders, contributing to the local communities in which we operate, developing our employees and workforce, and being considerate environmental and fiscal stewards. We are also committed to improved corporate reporting around these and other programs that impact our ESG visibility.
The Corporate Governance Committee is charged with oversight of the Company's ESG strategy, initiatives, policies and practices, and the Compensation Committee will oversee and determine the extent to which ESG metrics are incorporated in the Company's executive compensation programs.
During 2019 and 2020, we focused our efforts on evaluating the Company’s documented ESG strategy and identifying specific actions to demonstrate our commitment to ESG matters. These actions included:
•Amending the Charter of our Corporate Governance Committee to vest the committee with oversight of our ESG strategy, initiatives and policies.
•Development of a comprehensive set of core values emphasizing respect, excellence, accountability, creativity and honor that guide us in our work.
•Commitment to fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies that set forth principles to guide employee, officer and director conduct, such as our Code of Business Conduct and Ethics.
•Contributions to the local communities where our facilities and offices are located, including financial and other support to various charitable organizations, non-profits, charities and other community programs.

•Commitment to the development, training and maintenance of a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries it serves, including the donation and/or consignment of our products and software to educational organizations, trade schools or other public-private partnerships.
•Maintenance of a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.
•Commitment to the development and fair treatment of our global workforce, including generous healthcare and benefit programs for our employees, promotion of an inclusive and diverse workforce and work environment, equal employment opportunity hiring practices and policies, and anti-harassment, workforce safety and anti-retaliation policies.
•Fostering environmental awareness and education, including evaluating our products and supply chain for conflict minerals.
•Commitment to provide safe and high-quality products and services that meet customer and regulatory requirements and to demonstrate continuous improvement, including ISO 9001 certification.
•Launching a dedicated portion of our corporate website to the reporting of relevant ESG matters, which can be found at www.kaman.com/esg. This area of our corporate website provides a centralized location and framework for us to catalog and report relevant ESG initiatives, activities, reports and related metrics.
During 2021, we continued our efforts by identifying the ESG topics that are material to Kaman. This process involved surveying key internal and external stakeholders and performing secondary research, including peer analysis and benchmarking, reviewing material topic information from the Sustainability Accounting Standards Board (“SASB”) and the Global Reporting Initiative (“GRI”), and evaluating trends in our sectors through publicly available information. Through this process, we identified the following topics as the top five material ESG topics for Kaman:
Data Security and Privacy
Business Ethics
Environmental Responsibility
Diversity, Equity and Inclusion
Product Quality and Safety
Following the identification of Kaman’s material ESG topics discussed above, we performed a gap assessment on each of these topics to better understand our current state, potential areas for improvement and significant gaps in our reporting. Based on the gap assessment, we identified that we have robust policies and programs in place for Data Security and Privacy, Business Ethics and Product Quality and Safety. Kaman will be focused on further developing its Environmental Responsibility and Diversity, Equity and Inclusion programs to support better reporting.
Looking forward, we expect to continue our efforts by identifying and deploying tools to centralize the ESG data collection process at the Company, allowing us to establish baseline performance. We expect to use this data to expand the measurement and reporting of standardized ESG metrics and begin to integrate sustainable business practices into all aspects of our business. Finally, we expect to incorporate relevant ESG goals and objectives in our compensation programs in order to drive the right behaviors. This will be a multi-year process, but our Board and management firmly believe that, when integrated into our long-term business strategy, these practices will help to improve the Company's financial performance and create long-term value for shareholders.
Communications with our Board
We believe communication between the Board and the Company’s shareholders and other interested parties is an important part of the corporate governance process. Shareholders and other interested parties may communicate with our Board, our Lead Independent Director or any individual director in care of the Corporate Secretary at:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Email: Corporate.Secretary@Kaman.com
The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements, resumes and other forms of job inquiries, surveys, business solicitations or requests for donations and sponsorships will not be forwarded.
Other Information about the Board’s Structure and Composition
Board Size. The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three or more than fifteen persons, the exact number of which shall be fixed from time to time by the Board. The current size of the Board is fixed at eight persons, although the size of the Board will be reduced to seven persons upon the expected retirement of Mr. Minnich. The directors are authorized to fill vacancies on the Board, including any vacancy resulting from an increase in its size, but any director so elected may only serve until the annual meeting immediately following his or her election. Under our Corporate Governance Principles, a Board size of eight to eleven individuals is considered appropriate. The Corporate Governance Committee is currently engaged in a search to identify a suitable successor to Mr. Minnich..
Mandatory Retirement.  The Company’s Bylaws provide for mandatory director retirement at age 72 (age 75 for directors serving as of November 14, 2000). Mr. Callaway is the only director who was serving as a director on November 14, 2000. As such, he is the only director whose mandatory retirement age is 75. All other directors are subject to a mandatory retirement at age 72. The Board’s policy in implementing the mandatory retirement policy is that if a director attains mandatory retirement age during his or her then-current term, the director may continue to serve the remaining portion of that term. Although the Board is permitted to make exceptions to this requirement, it intends to exercise this right only under extraordinary circumstances.
Change of Principal Occupation. Our Corporate Governance Principles require directors who change their principal occupation, position or responsibility held at the time of election to submit a conditional letter of resignation to the Board, after which a judgment will be made in each case as to the appropriateness of continued membership under the circumstances. During 2021, Mses. Barry and Lohmeier changed their principal occupations and positions of responsibility and submitted conditional letters of resignation to the Board in accordance with our Corporate Governance Principles. Ms. Barry became President of Advanced Sterilization Products, Inc., a global leader in infection prevention and a wholly owned operating company of Fortive Corporation, and Ms. Lohmeier retired from Spirit AeroSystems, Inc. The Corporate Governance Committee considered these changes in circumstance and unanimously determined not to accept the conditional resignations.
Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for non-employee directors. In February 2022, the guidelines were increased from three to five times the annual cash retainer, resulting in a current stock ownership requirement of $375,000, based on the current annual cash retainer of $75,000. Directors who do not meet the ownership guidelines must hold shares received pursuant to their annual equity grants for a period of three years or until the guidelines are met, whichever is earlier. The Corporate Governance Committee periodically reviews the progress of each non-employee director toward the achievement of these guidelines. As of February 23, 2022, the date on which the increased guidelines were approved, all non-employee directors were in compliance with the new guidelines, except for Mses. Barry and Lohmeier, who were first elected to the Board on November 16, 2020.
2021 Director Compensation
The Corporate Governance Committee reviews the amount and form of compensation paid to our non-employee directors on an annual basis with the assistance of the independent compensation consultant to the Compensation Committee. For each assessment, the independent compensation consultant conducts a review of director compensation levels, practices and trends and delivers a competitive market assessment of director compensation to the committee. Informed by the competitive market assessment, the committee approves adjustments to the non-employee director compensation program, when and as determined to be appropriate, which are then ratified and approved by the full Board of Directors.
From time to time, special activities may be undertaken by one or more directors at the request of the Board and, in such cases, additional fees may be paid. There were no such special activities during 2021.

Directors may defer all, or a portion, of their cash compensation. Interest accrues on such deferrals at the Applicable Federal Long-Term Rate. When a director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the director.
The non-employee director compensation levels for 2021 were approved by the Corporate Governance Committee in November 2020 based on a competitive market assessment delivered to the committee at that time and reflect no change from the prior year.
The following table summarizes the director fee schedule in effect throughout 2021:

2021 BOARD RETAINER AND MEETING FEE TABLE
Description	Amount/Value
Cash:
Retainer Fees (payable quarterly in arrears)(1):
Board	$75,000
Lead Director	$30,000
Committee Chairs:
Audit Committee	$30,000
Corporate Governance Committee	$20,000
Compensation Committee	$25,000
Finance Committee	$20,000
Committee Members:
Audit Committee	$15,000
Corporate Governance Committee	$8,500
Compensation Committee	$10,000
Finance Committee	$8,500
Equity:
Stock Award(2)	Vested shares having a fair market value equal to $125,000
(1)In addition to these annual retainers, Board members may receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for "special" board meetings. Special board meetings are defined as meetings that are in addition to the meetings regularly scheduled in advance. Committee members may also receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for any committee meeting that exceeds the number of regularly scheduled committee meetings by more than two.
(2)This award is currently made under the Amended and Restated 2013 Management Incentive Plan at the annual Board meeting held in conjunction with the annual meeting of shareholders. The number of shares for this award is determined based upon the closing price of the Company's Common Stock on the NYSE on the day prior to the date of grant (rounded up to the nearest whole share), in accordance with the Plan.

The following table provides information about the compensation that our non-employee directors earned during 2021. The table does not include Mr. Walsh, our Executive Chairman and our President and Chief Executive Officer, who received no additional compensation for his service as a director.
2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Aisha M. Barry	$97,922	$125,012	—	$222,934
E. Reeves Callaway III	$96,500	$125,012	—	$221,512
Karen M. Garrison(3)	$40,442	—	—	$40,442
A. William Higgins	$102,548	$125,012	—	$227,560
Scott E. Kuechle	$116,500	$125,012	—	$241,512
Michelle J. Lohmeier	$101,500	$125,012	—	$226,512
George E. Minnich	$121,500	$125,012	—	$246,512
Jennifer M. Pollino	$141,029	$125,012	—	$266,041
Thomas W. Rabaut(3)	$29,913	—	—	$29,913
(1)Cash amounts included in the table represent the annual retainers, committee chair fees, lead director fees and committee member fees earned for the year ended December 31, 2021, as well as any additional meeting fees paid during fiscal 2021.
(2)Represents the grant date fair value of stock awards granted during fiscal 2021, calculated in accordance with applicable accounting standards related to share-based award payments. This amount is calculated by multiplying the closing price of our Common Stock on the NYSE on the date prior to such grants by the number of shares awarded. Each stock award consisted of 2,383 shares of Common Stock issued under our Amended and Restated 2013 Management Incentive Plan on April 14, 2021. For additional information on the calculation of the awards, please refer to Note 22, Share-Based Arrangements, to the Company’s audited consolidated financial statements for the year ended December 31, 2021, set forth in the Company's Annual Report on Form 10-K for the year then ended.
(3)Retired from the Board effective as of April 14, 2021, the date of the 2021 Annual Meeting of Shareholders. Because of their retirement, Mrs. Garrison and Mr. Rabaut did not receive an equity award for 2021.
Code of Business Conduct and Other Governance Documents Available on the Company’s Website
The Company has for many years maintained a Code of Business Conduct applicable to all of its employees, consultants and the Board of Directors. This Code of Business Conduct is also specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The current Code of Business Conduct, which was amended and restated in its entirety effective as of January 1, 2022, may be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab followed by the "Documents and Downloads" link. We intend to disclose any future amendments to, or waivers from, provisions of the Code of Business Conduct required to be disclosed under the rules of the SEC or listing standards of the NYSE at the same location on our website.
In addition to the Code of Business Conduct and the committee charters and Governance Principles already referenced, other governance documents including the Company's Amended and Restated Certificate of Incorporation and Bylaws can be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab and then the link to each document.
Director Education
The Board maintains a policy that directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors, and their attendance at such sessions is reimbursed by the Company. The Board’s policy also encompasses receipt of information regarding developments in the law and conditions in the markets in which the Company operates. During the past few years, several Board members have participated in seminars sponsored by various national organizations, which have included developments in the law, board/management relationship development and audit-related topics. The Board has also received presentations from outside industry experts regarding developments and trends in certain of the Company’s markets and other subjects of importance to the Company. In addition, the Board and the Company have an orientation process for new directors that includes background material, meetings with senior management and visits to Company facilities.

Related Party Transactions
The Company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the Company’s employees have a responsibility and duty of loyalty to the Company and all business decisions are to be made in the best interests of the Company, which means putting the Company’s interests first. Should a situation arise that would constitute a related party transaction under applicable SEC rules, the Company's Code of Conduct provides that the independent and disinterested Board members will review the propriety of, and approve or disapprove, such transaction. Under SEC rules, a related party is, or at any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director or five percent shareholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company or any of its subsidiaries is a participant, the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest. There were no related party transactions during 2021.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
Stock Ownership of Directors and Executive Officers
The following table sets forth information about the beneficial ownership of the Company’s Common Stock by each director and director nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, as of December 31, 2021. The beneficial ownership percentages have been calculated based on 27,860,373 shares of Common Stock issued and outstanding as of such date. Unless otherwise indicated, each person listed has the sole voting and investment power with respect to the shares listed, and the business address of each person is c/o Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

Name	Number of Shares Beneficially Owned as of December 31, 2021		Percentage

Aisha M. Barry	3,402		*
Russell J. Bartlett	2,900	(1)	*
E. Reeves Callaway III	9,474	(2)	*
James G. Coogan	21,616	(3)	*
A. William Higgins	23,735		*
Scott E. Kuechle	21,361		*
Shawn G. Lisle	21,882	(4)	*
Michelle J. Lohmeier	3,402		*
George E. Minnich	32,886	(5)	*
Jennifer M. Pollino	16,666		*
Kristen M. Samson	2,435	(6)	*
Robert D. Starr	12,757		*
Ian K. Walsh	19,823	(7)	*
All Directors and Executive Officers as a group	213,550	(8)	0.77%
*        Less than one percent.
(1)    Excludes 7,955 PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(2)    Includes (i) 2,931 shares held indirectly through a custodial account established pursuant to the Uniform Transfer to Minors Act for the benefit of Mr. Callaway's daughter for which Mr. Callaway serves as custodian; and (ii) 2,994 shares held indirectly through a custodial account established pursuant to the Uniform Transfer to Minors Act for the benefit of Mr. Callaway's son for which Mr. Callaway serves as custodian.
(3)    Includes 16,470 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Excludes 2,020 PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(4)    Includes (i) 3,620 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days; and (ii) 6,736 shares held in joint tenancy with Mr. Lisle's spouse. Excludes 5,865 PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(5)    Includes 20,252 shares held indirectly through a family LLC controlled by Mr. Minnich.
(6)    Excludes 2,060 PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(7)    Excludes 28,178 shares underlying a restricted stock unit granted under the Amended and Restated 2013 Management Incentive Plan that vests in full on September 8, 2023, and will be settled as soon as practicable thereafter. Excludes 26,065 PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of common stock. The number of PSUs that may be earned is between 0% and 200% of the target number of PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023. The indicated number of PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number.
(8)    Includes 34,274 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Includes shares beneficially owned by all directors and executive officers serving in such positions as of December 31, 2021, as well as shares beneficially owned by Mr. Starr, who is a Named Executive Officer for 2021 but was not serving as an executive officer as of December 31, 2021.

Beneficial Owners of More Than 5% of Common Stock
Following is information about persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of December 31, 2021:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	4,613,957	16.6%
GAMCO Asset Management Inc. et al.(2) One Corporate Center Rye, NY 10580	3,216,884	11.5%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	2,982,147	10.7%
Cramer Rosenthal McGlynn, LLC(4) 28 Havemeyer Place Greenwich, CT 06830	1,498,816	5.4%
(1)As reported in Schedule 13G/A filed with the SEC on January 26, 2022, BlackRock, Inc. is the beneficial owner of 4,613,957 shares held by specified subsidiaries as of December 31, 2021. According to the filing, BlackRock, Inc. has the sole power to vote or direct the vote of 4,531,349 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 4,613,957 shares, and the shared power to dispose or to direct the disposition of no shares.
(2)As reported in Amendment No. 29 to Schedule 13D, filed with the SEC on October 29, 2020 ("Amendment 29") by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the "Reporting Persons"), GAMCO Asset Management Inc. ("GAMCO") is the beneficial owner of 2,126,704 shares, Gabelli Funds, LLC ("Gabelli Funds") is the beneficial owner of 935,300 shares, MJG Associates, Inc. ("MJG Associates") is the beneficial owner of 7,400 shares, Teton Advisors, Inc. ("Teton Advisors") is the beneficial owner of 147,200 shares and Associated Capital Group, Inc. ("AC") is the beneficial owner of 280 shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. Each of the Reporting Persons, together with their executive officers and directors, has the sole power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 114,000 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli and AC is indirect with respect to the shares beneficially owned directly by other Reporting Persons.
(3)As reported in Amendment No. 11 to Schedule 13G filed with the SEC on February 10, 2022, The Vanguard Group is the beneficial owner of 2,982,147 shares held by various investment advisory clients as of December 31, 2021. According to the filing, The Vanguard Group has the sole power to vote or direct the vote of no shares, the shared power to vote or direct the vote of 23,714 shares, the sole power to dispose or to direct the disposition of 2,938,238 shares, and the shared power to dispose or to direct the disposition of 43,909 shares.
(4)As reported in Schedule 13G filed with the SEC on February 14, 2022, Cramer Rosenthal McGlynn, LLC is the beneficial owner of 1,498,816 shares as of December 31, 2021. According to the filing, Cramer Rosenthal McGlynn, LLC has the sole power to vote or direct the vote of 1,467,676 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 1,498,816 shares, and the shared power to dispose or to direct the disposition of no shares.

COMPENSATION DISCUSSION AND ANALYSIS
This section explains our executive compensation program as it applies to our executive officers whose compensation is summarized in the Summary Compensation Table and the other tables that are presented immediately following this discussion. We sometimes refer to these executive officers as our "Named Executive Officers" or our "NEOs." This section also discusses the role, responsibilities and philosophy of the Compensation Committee of our Board of Directors, which oversees the design and operation of the program.
For 2021, our Named Executive Officers consisted of our Chief Executive Officer, our Chief Financial Officers (one who served in that position from January 1 through July 8 and another who served from July 8 through December 31), and the three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officers who were serving as executive officers at the end of the year as follows:

2021 NAMED EXECUTIVE OFFICERS
Ian K. Walsh	Chairman, President and Chief Executive Officer
James G. Coogan	Senior Vice President and Chief Financial Officer(1)
Robert D. Starr	Former Executive Vice President and Chief Financial Officer(2)
Russell J. Bartlett	Senior Vice President and Chief Operating Officer
Shawn G. Lisle	Senior Vice President and General Counsel
Kristen M. Samson	Vice President - Chief Marketing Officer
(1)    Appointed Senior Vice President and Chief Financial Officer, effective as of July 8, 2021.
(2)    Served as Executive Vice President and Chief Financial Officer from January 1, 2021 through July 8, 2021. Ceased serving as Chief Financial Officer on July 8, 2021, but continued to serve as Executive Vice President through July 31, 2021.
As used in this section, all references to the "Committee" mean the Compensation Committee of the Board of Directors, which oversees the design and operation of our executive compensation program. For more information about the Committee and its role and responsibilities, please see the discussion under the heading "Compensation Committee" above.
Executive Summary: 2021 - Establishing a Solid Foundation for the "New" Kaman
Kaman’s Compensation Committee is committed to working with the Board of Directors and management to design compensation plans that attract, retain and motivate the Company’s executives and support business objectives that create shareholder value. The Company’s executive compensation program for 2021 included several notable changes to our prior framework in response to voting on our say-on-pay proposal in 2020. The resulting shareholder outreach led to a number of changes to our compensation program that were summarized in our 2021 proxy statement and were positively viewed by shareholders, as evidenced by their overwhelming support of our 2021 say-on-pay proposal, which received the favorable vote of approximately 96% of the votes cast.
While 2020 was a year of change for Kaman, 2021 established a solid foundation upon which the “new” Kaman will grow and prosper. Significant accomplishments included the following:
•We entered the year with a strong balance sheet, enhanced operational efficiencies and a focused strategy to achieve top quartile performance over time in each of our segments.
•We continued to invest in R&D initiatives that diversify our product offerings of highly engineered solutions, and we are beginning to realize the commercial benefits of several of them.
•We rationalized our business portfolio by divesting our former U.K. composites business, allowing us to redeploy capital, resources and management time back to our core businesses.
•We redesigned and rolled out a new operations excellence model to drive margin expansion, improved cash flow generation and produce better Return on Invested Capital over time.
•We advanced the development of an ESG strategy to support our operational excellence model, identifying areas that are material to the Company’s internal and external stakeholders so we can begin the process of developing performance metrics, assessing results and establishing goals for improvement.

•We rounded out our senior management team through a mix of internal promotions and key external hires.
While achieving these important objectives, we continued to tie annual and long-term incentives to demanding goals and align payouts with the achievement of those goals. Corporate targets for 2021, which served as the basis for the annual incentive awards paid to our NEOs, required a 23% increase in adjusted consolidated EBITDA and a doubling in adjusted consolidated free cash flow from our 2020 results. The targets for those performance measures fell within the range of the outlook the Company provided at the start of 2021.
A strong rebound in demand across most of our businesses, sustained efforts to control costs and continued investments to diversify our product offerings all positively impacted our results for 2021 and the achievement of the goals established under our annual incentive compensation program. While revenue decreased slightly from 2020, adjusted consolidated EBITDA and adjusted consolidated free cash flow increased by 29% and 329%, respectively. Both of these results exceeded the targets set by the Committee at the start of the year. Unfortunately, they did not translate into gains for shareholders as our stock price declined year-over-year. This ran counter to our historical experience where financial performance and corresponding annual incentive compensation payout levels generally have been aligned with changes in shareholder returns. The resulting annual cash incentive compensation payouts improved from 50% of target in 2020 to 159.2% of target in 2021.
Estimated payouts for LTIP Awards for the 2019-2021 performance period are directionally aligned with shareholder returns. Current estimates project an aggregate payout percentage equal to 100% of target, as compared to the 151% aggregate payout percentage earned in respect of the LTIP Awards covering the 2018-2020 performance period. Total shareholder return for the 2019-2021 performance period was -31.3%, which was lower than the 1.4% return generated during the 2018-2020 performance period and ranked lower as compared to the Russell 2000 (nil percentile vs. 51st percentile). Similarly, our average Return on Invested Capital of 10.9% for the 2019-2021 performance period was slightly lower than the 11.9% generated during the prior period. Historically, payouts under the LTIP generally have been aligned with our total shareholder return, whether on their own or relative to the Russell 2000.
We believe these results are reasonable and demonstrate our commitment to a compensation program that produces outcomes that create value for our investors and other stakeholders.
2021 Say-on-Pay Vote
Following the unusually low support for the Company’s 2020 say-on-pay proposal, we conducted extensive outreach with our shareholders’ to better understand their views on our pay program and their thoughts for improvement. That outreach and the comprehensive review of our pay program by the Committee’s new outside consultant led to several notable actions relating to our 2021 pay practices, which were highlighted in last year’s proxy statement:
1.We developed a new, more focused peer group reflecting the Company’s revenue size for pay benchmarking purposes.
2.We aligned the pay of our new CEO to that peer group (as well as that of our CFO upon his promotion into that role).
3.We maintained the general structure of the company’s annual cash incentive plan, which was viewed positively by shareholders.
4.We modified our long-term incentive program to increase the emphasis on equity, align the senior management team on the shared metrics of TSR and ROIC, and adjust the composition of each metric to drive retention and long-term performance. These changes will also permit the more timely reporting of long-term incentive compensation payouts.
5.We increased the stock ownership guidelines applicable to our CEO and CFO.
6.We eliminated certain executive perquisites that were scrutinized by some of our shareholders.
7.We adopted a more comprehensive compensation clawback policy.
8.We strengthened our anti-hedging and anti-pledging policy.
The Committee believed these actions supported the business strategy established by our new CEO, incorporated a number of best practices, addressed the most significant issues raised by shareholders during our investor outreach and represented a comprehensive response to our 2020 say-on-pay vote. Following the disclosure of these actions in last year’s proxy statement, the voting on our 2021 say-on-pay proposal returned to its customarily high level, receiving the favorable vote of approximately 96% of votes cast (excluding broker non-votes and abstentions). The Committee interpreted this to mean that our shareholders strongly support the actions taken, and this interpretation was validated and confirmed by the shareholder outreach conducted after the 2021 Annual Meeting. In light of the foregoing, the Committee does not anticipate making significant additional changes to our executive compensation program during 2022.
Our Compensation Philosophy and Objectives
Our executive compensation program endeavors to provide an attractive, flexible and market-based total compensation program tied to the financial performance of the Company, the achievement of objective business goals and the resulting performance of our stock. This approach helps us recruit and retain talented executives, appropriately motivates our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.
This philosophy is supported by the following objectives:
•Increase shareholder value by motivating talented individuals to achieve the Company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and Company performance. We accomplish this by using an appropriate mix of pay elements, including salary, annual and long-term incentives and benefits. Overall, the level of these pay elements is determined by comparisons with other companies with revenue comparable to ours, particularly those in our pay benchmarking peer group. Further, actual awards earned under annual and long-term incentive plans directly relate to the Company’s financial performance compared to pre-established internal goals and the results of companies in the Russell 2000 Index.
•Tie a significant portion of our executives’ incentive compensation to the successful execution of strategic operational goals. We accomplish this by establishing objective and measurable goals on an annual and longer-term basis (generally 3 years) and comparing the Company's actual results to those goals. We base our incentives on achieving or exceeding the results of our annual profit plan, longer-term (generally three years) financial objectives and the median results of the companies in the Russell 2000 Index. As a result, executives, especially our NEOs, earn competitive or more than competitive compensation when the Company's financial results equal or exceed its internal goals or the results of the companies comprising the Russell 2000 Index.
•Require our NEOs and other select executives to maintain a significant equity stake in the Company to strengthen their alignment with shareholders’ interests. We accomplish this by maintaining meaningful stock ownership guidelines for executives. We support the achievement of those guidelines by starting a practice in 2021 of delivering all of an executive’s long-term incentives in time-based (RSAs) and performance-based (PSUs) stock awards, with more value being delivered in the form of PSUs to reinforce the Company’s commitment to achieving long-term financial goals.
•Protect against inappropriate risk taking. We do this in multiple ways. Our annual and long-term incentive plans both limit the potential awards that can be earned. Further, incentives earned by our officers are subject to compensation clawback policies. Finally, the Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees from engaging in short-term or speculative transactions in Company securities.

Our compensation program results in a significant percentage of total compensation (excluding benefits) being based on performance. Set forth below is the allocation of total direct compensation (excluding benefits) for target performance for each of our Named Executive Officers for 2021.

FIXED VS. PERFORMANCE-BASED COMPENSATION PERCENTAGES(1)
	Fixed	Performance-Based
Executive	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive(2) (% of Total)	Total Performance Related (% of Total)
Ian K. Walsh	20%	20%	60%	80%
James G. Coogan	33%	20%	47%	67%
Robert D. Starr	32%	21%	47%	68%
Russell J. Bartlett	33%	20%	47%	67%
Shawn G. Lisle	38%	21%	41%	62%
Kristen M. Samson	51%	21%	28%	49%
(1)    All information presented in the table reflects the base salaries and incentive compensation opportunities in effect as of December 31, 2021, with performance-based awards valued at target. It does not purport to show the actual compensation earned by, or paid to, the executives named in the table.
(2)    Long-term incentive awards granted to our NEOs in 2021 consist of a combination of service-based RSAs and PSUs, as opposed to the cash-based awards utilized in prior years.
While the Committee considers the likely tax consequences of the various components of the Company’s executive compensation program and strives to safeguard the deductibility of executive compensation where possible, tax considerations do not drive the design of our executive compensation program. The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its shareholders. The Committee retains discretion to operate the Company’s executive compensation program in a manner designed to promote varying company goals. As a result, the Committee may conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements may not be fully deductible for tax purposes. See "Tax Considerations," below.
Kaman's Compensation and Benefits Best Practices
The Committee periodically reviews and adjusts the compensation and benefits program to ensure alignment with current market practices. By continuing to evaluate and modify the program as necessary and by designing the program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests.
•Balanced Compensation Program – Our executive compensation program is balanced between annual and long-term financial goals (including TSR), with an emphasis on longer-term strategic objectives.
•Pay for Performance – A significant portion of the total compensation paid to our NEOs is in the form of at-risk, variable compensation.
•Emphasis on Total Shareholder Return – TSR is a significant component of the performance-based long-term incentive awards that are granted to our executive officers, including our NEOs. Three-year total return to shareholders was one of two equally weighted performance measures included in the long-term incentive awards granted to our NEOs in 2021.
•Limited Employment Agreements - Only our President and Chief Executive Officer has an employment agreement providing him with post-employment termination benefits.
•Caps on Incentive Awards – All annual and long-term incentive awards include caps on the maximum payouts that can be achieved under the awards.

•"Double Trigger" Vesting – Our change in control agreements include "double trigger" vesting provisions that require both a change in control of the Company and a qualifying termination of employment, either by the Company without "Cause" or by the executive for "Good Reason," to receive change in control severance benefits.
•No Excise Tax Gross-Ups – None of our employment or change in control agreements include tax gross-up provisions pursuant to which any of our NEOs would be entitled to reimbursement for any excise taxes resulting from a change in control.
•No Re-Pricing of Underwater Stock Options – Our equity incentive plans expressly prohibit the re-pricing of underwater stock options.
•Clawback Provisions – For many years, our CEO and our CFO have been subject to contractual compensation clawback provisions that enable the Company to clawback certain incentive compensation paid to or received by, or to be paid to or received by, each of these officers in the event of a mandatory restatement of the Company’s financial statements that arises directly from the fraudulent or knowing, intentional misconduct of each such officer. During 2021, the Committee adopted a compensation clawback policy extending these provisions to all officers of the Company and its domestic subsidiaries.
•No Hedging or Pledging of Company Stock – Our directors, executive officers and other designated employees are prohibited from engaging in hedging or pledging transactions or short sales of Company stock. During 2021, this policy was amended to eliminate the ability of covered persons to seek a pre-approval or waiver from this provision. As a result, these kinds of transactions are now prohibited without the possibility for a waiver or pre-approval. See "Short Sales, Hedging and Pledging," below.
•Stock Ownership Guidelines – Our directors and senior executives are subject to meaningful stock ownership guidelines. During 2021, the applicable guidelines for our CEO and CFO were increased to 5x and 3x their base salaries, respectively. Adherence to these guidelines is monitored by the Committee on a quarterly basis. See "Stock Ownership Guidelines," below.
•Limited Perquisites – With the elimination of the automobile allowance previously provided to certain of our NEOs and the elimination of the allowance relating to the CEO's personal use of the corporate aircraft, the Company now provides very limited perquisites to our NEOs. See footnote 5 to the "All Other Compensation" column of the Summary Compensation Table, below.
•Independent Committee – The Compensation Committee, like all of our other Board committees, is comprised solely of independent directors.
•Independent Compensation Consultant – The Committee retains its own compensation consultant who reports directly to the Committee and attends all Committee meetings. During 2021, the Committee engaged Pay Governance LLC to advise the Committee and management on executive compensation matters.
2021 Compensation for our NEOs
Process for Establishing Compensation
The current members of the Compensation Committee are Mses. Pollino (Chairman) and Barry and Messrs. Callaway and Higgins. Each of these individuals qualifies as (i) an “independent director” under the requirements of the NYSE Listed Company Manual, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, and (iii) an “outside director” under Section 162(m) of the Code. The Compensation Committee is responsible for monitoring the performance and compensation of our Named Executive Officers, reviewing compensation plans and administering our incentive plans.
The Compensation Committee operates under a written charter and is responsible for annually recommending, reviewing and approving (or recommending for the Board to approve) the amount and form of compensation of our CEO and our other executive officers. In so doing, the Compensation Committee considers recommendations from our CEO in determining executive compensation. Specifically, our CEO recommends base salary increases, annual cash incentive opportunities, and equity award levels and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. The Compensation Committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our CEO. Our CEO is also involved in our executive compensation process by providing input on the performance criteria applicable to other executives. Our Compensation Committee regularly meets in executive session, with our CEO not in attendance, where decisions are made regarding the CEO's compensation. The Compensation Committee has the authority to designate one or more subcommittees, which subcommittees, to the extent not limited by applicable law or NYSE listing standards, may have and exercise all the powers and authority of the Committee.
The Compensation Committee also considers the input of the Committee's independent compensation consultant. For 2021, Pay Governance LLC continued to serve as the Committee’s independent compensation consultant. During 2021, Pay Governance assisted the Company in its redesign of its executive compensation program, provided the Committee competitive market data regarding the target pay opportunities of the NEOs, informed the Committee on marketplace trends and investor policies, reviewed the Company’s compensation program for non-employee directors as requested by the Corporate Governance Committee and supported the Company in its proxy disclosures. The Committee has assessed the independence of Pay Governance, and it has determined no conflicts of interest exist utilizing the factors established by the NYSE and the SEC.
Throughout the discussion that follows, the phrase "independent compensation consultant" refers to Pay Governance unless otherwise noted.
Competitive Market Data
The Committee historically has used competitive market data as developed by its independent compensation consultant to determine base salaries, target incentive opportunities (annual as well as long-term) and total compensation opportunities for our NEOs. Pay Governance developed such market data in November 2020 as part of its review of the Company’s pay program and practices in response to our 2020 say-on-pay vote. Pay Governance updated the data in June 2021, which were considered as the Committee evaluated proposed changes to the base salaries of our NEOs.
Pay Governance developed the market data from two primary sources of information. One source of data used by Pay Governance are several compensation surveys which include hundreds of companies of various sizes from across industries. Data developed from these surveys focus on industrial or manufacturing companies with revenue ranging from $500 million to $1 billion. The other source of data are the proxies of a pay benchmarking peer group, which focus on 21 publicly traded companies with revenue comparable to the Company (median revenue of $885 million, ranging from more than $300 million to roughly $2 billion). Several criteria were used to select peer companies, including the following: (i) operate in related industries (aerospace/defense, industrial machinery, electrical components, medical equipment); (ii) fall within a reasonable range of the Company’s size in other factors of size and scale (revenue, market capitalization, assets, invested capital, employees); (iii) produce similar types of products; (iv) serve similar end-use markets; and (v) include the Company in their pay benchmarking peer group (or are included in the peer groups used by proxy advisors). Based on those criteria, the following list of 21 companies comprised the pay benchmarking peer group utilized by the Committee and the independent compensation consultant:

AAR Corp.	Barnes Group Inc.	Kratos Defense & Security
Aerojet Rocketdyne	CIRCOR International, Inc.	Luxfer Holdings PLC
AeroVironment, Inc.	Ducommun Incorporated	Mercury Systems, Inc.
Albany International Corp.	EnPro Industries, Inc.	NN, Inc.
Allied Motion Technologies	ESCO Technologies, Inc.	RBC Bearings Incorporated
Altra Industrial Motion Corp.	HEICO Corporation	Regal Rexnord Corporation
Astronics Corporation	Hexcel Corporation	TriMas Corporation
This group serves as the near-term basis for analytical comparisons of (i) pay benchmarks for the Company's executive officers (in conjunction with analysis of pay surveys), especially for the CEO and CFO; (ii) incentive plan design best practices and industry norms; (iii) pay-for-performance alignment; (iv) evaluation of the difficulty of incentive goals; and (v) financial performance benchmarks and comparisons.
The Committee's compensation philosophy provides that an NEO’s base salary, annual cash incentive target and the annualized target value of long-term incentive opportunities should, over time, approximate the market median (overall and by individual pay element), as represented by the market data compiled by the Committee’s consultant. The results from Pay Governance’s analyses indicated the total target compensation opportunities for the Company's NEOs as a group (prior to the change in CFO) generally approximated market medians with some variance relative to median by individual by element. The exception to this finding was the Company’s CEO, whose pay opportunities were below market medians.

Components of Executive Compensation
The total compensation program for our Named Executive Officers is comprised of the following elements:
•Base salaries;
•Annual cash incentive awards;
•Long-term incentive awards; and
•Retirement and other benefits.
Each of these elements is discussed in more detail below.
Base Salaries. Historically, the Company aims to pay salaries approximating market medians, appropriately modified to reflect an individual’s skills, experience, achievements and internal comparisons with other executives at their level inside the Company.
The Committee reviews NEO salaries and pay positioning at least once per year and adjusts salaries based on several factors, including: current market conditions, Company performance, individual performance, previous experience, management potential, comparisons against market compensation data (including the Company’s pay benchmarking peers), and the Company’s overall merit increase budgets. Merit increase budgets are set annually based on external labor market trends, business performance, inflation and other pertinent factors. Salary adjustments, if any, are then determined by the CEO for each NEO and recommended to the Committee for approval. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing the responsibilities listed in his or her position description.
The Committee recommends to the Board any adjustment to the base salary of the CEO after consulting with the Corporate Governance Committee to obtain the Board's assessment of the CEO’s performance for the year. The Corporate Governance Committee solicits input from all independent directors regarding the CEO’s annual performance.
In October 2020, the Committee discontinued the temporary salary reductions that had been applied to the Company’s officers and other members of senior management for much of that year. As a result, base salaries for all such persons were restored to the amounts in effect immediately prior to the implementation of the temporary reductions. Consistent with the Company’s prior practice, the Committee then reviewed the salaries and pay positioning of the NEOs at its June 2021 meeting.
Based on his review of each NEO’s performance, external market data relating to salaries for executives with similar duties at companies of comparable revenue and the Company’s merit increase budget, the CEO recommended, and the Committee approved, a 3% increase in the base salaries of each of NEO other than Mr. Coogan, who received an increase of 5% in recognition of his performance in his former role as Vice President – Investor Relations and Corporate Development. Mr. Coogan's base salary was reassessed again in July in connection with his promotion to Senior Vice President and Chief Financial Officer, resulting in a 31.6% increase. After giving effect to these increases, base salaries for all NEOs other than Mr. Coogan continued to approximate market medians, the Company’s objective for base salaries. Mr. Coogan's base salary continued to fall below the market median despite the significant increase. The Committee believed this was appropriate because he was only recently appointed to his new positions.
In addition, the Committee reviewed the CEO’s performance during his initial time in the role as well as his salary position relative to the CEOs in the pay benchmarking peer group. Based on the Committee’s more than satisfactory evaluation and his salary remaining well below the median of the peer group, it recommended and the Board approved a 12% increase in Mr. Walsh’s salary, which still remained below the median of the pay benchmarking peer group.
Annual Cash Incentive Awards. As mentioned above, our annual cash incentive award plans remained virtually unchanged in 2021 as our shareholder outreach indicated that shareholders generally viewed them positively and offered no suggestions for improvement. Our annual cash incentives are designed to reward employees for financial and operational performance that drive shareholder value and focus our organization on meeting or exceeding designated performance goals. The plans provide employees, including our Named Executive Officers, with the opportunity to earn cash awards based on the degree to which the Company achieves predetermined performance measures for the year.
The elements used to determine awards include:
•an award opportunity (expressed as a percentage of base salary);
•performance measures (such as adjusted EBITDA or free cash flow);
•a weighting for each performance measure toward the executive’s total award (which equal 100% in the aggregate); and

•a range of performance objectives (threshold, target and maximum results) for each performance measure.
Target Award Opportunities. The Committee establishes the target annual cash incentive award opportunities for each salary grade after considering external market data, if needed, and receiving the advice of the independent compensation consultant as well as input from the Company’s CEO and CHRO. The Company’s philosophy has been to position target annual cash incentive opportunities at market median levels. Further, actual cash incentives paid to an executive can vary from target opportunities to the degree to which actual results fail to meet or exceed the Company’s target performance objectives. As a result, positioning award targets at the market median reinforces the Committee’s strategy that annual cash incentive payments should exceed target levels only when the Company's actual financial performance exceeds the Company’s targeted objectives.
Performance Measures. Each of our NEOs has enterprise-wide responsibilities which extend across all business units and operating segments. As such, their annual cash incentives are based on consolidated financial results tied to performance measures, weights and performance objectives which are the same for each officer. In contrast, annual cash incentives for segment and business unit participants are determined entirely by the results of their operating entity and aim to support the achievement of Company-wide goals. None of the annual cash incentives for segment and business unit participants are based on consolidated results, reinforcing accountability for performance that is most within those individuals’ control and influence. The performance measures for our NEOs for 2021 were as follows, equally weighted and unchanged from the performance measures used for corporate executives in 2020:
•Adjusted Consolidated EBITDA: net earnings before interest, taxes, depreciation and amortization and certain items that are not indicative of the operating performance.
•Adjusted Consolidated Free Cash Flow: “net cash provided by (used in) operating activities” less “expenditures for property, plant & equipment,” adjusted for certain items that are not indicative of the operating performance.
Adjusted Consolidated EBITDA focuses on the performance of the Company’s core operations, while Adjusted Consolidated Free Cash Flow is an important indicator of the Company’s ability to finance various capital decisions and fund continuing operations. The Committee believes these two factors and their weightings appropriately balance the need to improve operating results and manage cash flow during the Company’s on-going transformation.
For purposes of determining the level of achievement of the Company's financial performance for each of the foregoing performance measures, the Committee approved certain specified adjustments or modifications to Company performance that were applicable to all participants. The Committee also retained the ability to increase, decrease or eliminate the amount of any award that would otherwise be payable as a result of these adjustments or to further adjust any award due to special events or unforeseen circumstances. Because Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow include the adjustments or modifications approved by the Committee, they are deemed to be non-GAAP financial measures. They have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are not based on any standardized methodology prescribed by U.S. GAAP. As a result, they are not necessarily comparable to similarly titled measures presented by other companies. A description of the adjustments used in the determination of these non-GAAP financial measures is set forth in Appendix A, together with a reconciliation to the most directly comparable financial measures calculated under U.S. GAAP.

The following table summarizes the weightings of the performance measures used to determine the annual cash incentive awards for our NEOs in 2021:

2021 ANNUAL INCENTIVE AWARDS TARGET PERCENTAGES, PERFORMANCE MEASURES AND WEIGHTINGS(1)
Executive	Target Award as a Percentage of Salary	Adjusted Consolidated EBITDA	Adjusted Consolidated Free Cash Flow
Ian K. Walsh	100%	50%	50%
James G. Coogan(2)	60%	50%	50%
Robert D. Starr(3)	65%	50%	50%
Russell J. Bartlett	60%	50%	50%
Shawn G. Lisle	55%	50%	50%
Kristen M. Samson	40%	50%	50%
(1)    All target award percentages assume the listed individuals were employed by the Company for the full year in the positions giving rise to the target award percentages listed, and all such individuals were so employed except for Messrs. Coogan and Starr.
(2)    Mr. Coogan was appointed Senior Vice President and Chief Financial Officer as of July 8, 2021; his annual cash incentive award is pro-rated to reflect his actual time in office. Prior to becoming Chief Financial Officer, Mr. Coogan served as Vice President, Investor Relations and Business Development and his target award as a percentage of salary was 40%.
(3)    Mr. Starr ceased to be the Chief Financial Officer of the Company on July 8, 2021, although he continued to serve as an Executive Vice President through July 31, 2021. On July 8, 2021, the Committee approved Amendment No. 1 (the “Amendment”) to Mr. Starr’s Executive Employment Agreement, dated as of November 18, 2014, by and between the Company and Mr. Starr (the “Executive Employment Agreement”). The Amendment modifies the compensation and severance benefits that Mr. Starr was entitled to receive upon the termination of his employment and the fulfillment of all necessary conditions precedent set forth in the Executive Employment Agreement. In brief, the Amendment provides that the lump-sum severance benefit payable to Mr. Starr upon the termination of his employment was based, in part, on a multiple of his current target bonus rather than the most recent annual bonus actually paid.
Performance Goals/Objectives. The Committee reviews and approves the financial targets for each performance metric considering the Company’s profit plan for the year, the state of the industry and any other external economic factors which may affect overall Company performance. Those targets are meant to be reasonably demanding and support paying bonuses equal to 100% of target opportunities which reflect market median level and can produce median cash compensation (salary + bonus) if earned. They were established and approved at the Committee’s meeting in February 2021.
Further, the Committee approves maximum performance goals to motivate executives to exceed the Company’s profit plan or target goals. Conversely, it sets a threshold level of performance that must be achieved to pay any bonus, emphasizing the importance of achieving target goals. Failure to achieve this threshold level of performance generally results in no award. Maximum cash incentive awards are earned for results which equal 125% of target goals. Threshold awards normally have been paid for results equal to 70% of target performance. This trade-off was considered reasonable because of the level of performance above target required to achieve maximum awards, and because it reduces potential risk-taking. Nevertheless, the award threshold was increased to 75% in 2021 in connection with the comprehensive review of the Company's executive compensation program. Interpolation is used to determine the payouts for results between threshold, target and maximum.

The following table shows the performance goals for each performance measure, the financial performance in 2021 for each performance measure and the level of target opportunity earned for each measure (independent of the weights assigned to each measure to determine individual awards):

2021 ANNUAL INCENTIVE AWARD CALCULATIONS
Level of Achievement	Target Award Earned	Adjusted Consolidated EBITDA	Adjusted Consolidated Free Cash Flow
Threshold	50%	$70.4M	$25.3M
Target	100%	$93.8M	$33.7M
Maximum	200%	$117.3M	$42.1M
2021 Results(1)		$98.1M	$66.2M
% Target Award Earned		104.6%	196.2%
(1)    Represents adjusted results calculated in accordance with the plan’s original authorization. Please see Appendix A for a list of Committee-approved adjustments for 2021 and a reconciliation to the corresponding GAAP metrics.
(2)    Performance at 75% of target is required to earn a threshold payout of 50% for each performance measure; performance at 100% of target earns a 100% payout; and performance at 125% of target generates a maximum payout of 200%. Interpolation is used to determine the payouts for Company financial performance between these amounts.
(3)    See discussion below for the actual award percentages actually approved by the Committee.
The 2021 target goals for Adjusted Consolidated EBITDA and Adjusted Consolidated Free Cash Flow reflect the impact on pandemic on the Company’s operations, it’s ongoing transformation and management’s efforts to set reasonably demanding incentive targets. The Company’s Adjusted Consolidated EBITDA target for 2021 was comparable to last year’s target objective and represented a considerable improvement over the Company’s results for 2020 ($76.23M). In comparison, our adjusted consolidated free cash flow goals were measurably lower than the target for 2020 yet represented a substantial increase from last year’s actual performance ($15.40M). Overall, the Committee and management believed these performance goals were appropriately challenging to warrant target annual incentive payouts based on the current economic environment.
2021 Annual Incentive Award Payouts. Actual adjusted consolidated results for the Company exceeded target goals for both our performance metrics. Adjusted Consolidated EBITDA for 2021 was $98.1M, which was slightly above our target objective and a 29% improvement over last year’s results. Similarly, the Company’s Adjusted Consolidated Free Cash Flow rebounded sharply in the year because of several management initiatives, producing $66.2M in Adjusted Consolidated Free Cash Flow. This result exceeded the Company’s maximum objective for the year. Based on these results, the Committee approved annual cash incentive payouts equal to 159.2% of each NEO’s target incentive opportunity. This result is significantly better than last year’s payout and reflects the substantial improvement in the results related to our two consolidated performance metrics.
Long-Term Incentive Awards
Prior to 2021, the Company had a long-standing practice of using cash- and equity-based awards under the long- term incentive features of the Company's stock incentive plans ("LTIP Awards") to focus executive officers on long-term performance. Most recently under this approach, LTIP Awards were based on the total shareholder return ("TSR") and Average Adjusted Return on Total Invested Capital ("Average Adjusted ROIC") results during a three-year performance period relative to those of the companies in the Russell 2000 Index. LTIP Awards were generally paid in cash unless a participant had not met their stock ownership level under the Company’s stock ownership guidelines.
The Company’s measurement of Average Adjusted ROIC performance relative to the Russell 2000 typically delayed the calculation of the final LTIP payouts for any three-year period until a sufficiently large number of Russell 2000 companies had reported their audited financial results for the final year of the three-year period. As a result, reporting of the final LTIP payouts for a three-year period normally would not occur until well after the filing of the Company's annual proxy statement. This delay in reporting was mentioned by investors during the investor outreach conducted after the Company's 2020 say-on-pay vote. Investors also commented on the cash-based nature of the awards, expressing a preference for more reliance on equity-based awards.

In response to the shareholder feedback, the Committee modified its long-term incentive award program to increase the emphasis on equity and permit the more timely reporting of long-term incentive compensation payouts. The LTIP Awards granted to our NEOs in February 2021 consisted of a combination of service-based restricted share awards ("RSAs") and performance share units settled in shares ("PSUs"), as opposed to the cash-based awards that had been utilized prior to 2021. Consistent with the Company’s practice of emphasizing performance-based awards, 75% of an NEO’s target long-term incentive value was delivered in the form of PSUs and 25% in the form of RSAs. The Committee believes this change will increase the alignment of interests between our NEOs and shareholders and help build stock ownership of new executives, striking a reasonable balance between awards focused on executive retention and those linked to the Company’s long-term financial results. Performance-based awards continue to be based on TSR and Average Adjusted ROIC over a three-year performance period, each of which remain equally weighted in determining payouts. While TSR continues to be assessed against the companies in the Russell 2000 Index, Average Adjusted ROIC will be evaluated against internally established goals for the three-year performance period. These changes not only increase the focus on achieving the long-term goals of the Company’s strategic plan and on-going transformation, but also allow us to determine and report payouts in a more timely manner.
2021 LTIP Awards. Consistent with the Company’s new approach, the Committee approved the following long-term incentive awards to our NEOs in 2021. The target value of the long-term incentive awards granted to each NEO approximated the market median for other executives in similar roles at companies similar in revenue to size to the Company.

2021 LTIP AWARDS
	Target LTI Value
Executive	Percentage of Base Salary	Target Value(1)	RSAs(2)	Target PSUs(3)
Ian K. Walsh	300%	$2,550,000	19,385(4)	26,065
James G. Coogan(5)	55%	$151,250	675	2,020
Robert D. Starr	150%	$756,855	3,370	10,115
Russel J. Bartlett	140%	$595,000	2,650	7,955
Shawn G. Lisle	105%	$438,644	1,955	5,865
Kristen M. Samson	55%	$154,000	2,435(6)	2,060
(1)    Annual grants made during February 2021 are shown. Target values may differ from actual values realized.
(2)    Represents 25% of target value based on a stock price of $55.85 per share, the closing price of the Company's common stock on the NYSE on February 19, 2021, the trading day prior to the date of grant.
(3)    Represents 75% of target value based on a stock price of $55.85 per share, the closing price of the Company's common stock on the NYSE on February 19, 2021, the trading day prior to the date of grant.
(4)    Includes an additional one-time grant of 10,695 RSAs (approximately $600,000 in value) granted in accordance with the terms and provisions of Mr. Walsh's employment agreement.
(5)    Represents the long-term incentive awards granted to Mr. Coogan in February 2021, when he was Vice President – Investor Relations and Corporate Development.
(6) Includes an additional one-time grant of 1,750 RSAs to make Ms. Samson whole from amounts lost up when leaving her former employer.
Each RSA will vest ratably over three years, commencing as of March 1, 2022 and continuing as of the first and second anniversaries of such date, subject to the continued employment of the participant through the applicable vesting date. If a participant’s employment with the Company terminates for any reason other than, death, disability or retirement, all unvested shares shall be forfeited to the Company. If a participant dies or becomes disabled while in the employ of the Company or retires after attaining age 62 with at least five years of employment service or after attaining age 65, all unvested shares will become fully vested. All holders of RSAs are entitled to receive dividends when and as paid on the Company’s common stock.
Each PSU represents the contingent right to receive one share of the Company’s common stock, or at the Company’s election, the value of such share, subject to the terms and conditions set forth in the Performance Stock Unit Award Agreement evidencing each award. Depending on the financial performance of the Company during the three-year performance period commencing as of January 1, 2021 and ending as of December 31, 2023 (the “Performance Period”), the holder of each PSU may earn from 0% to 200% of the target number of PSUs. The performance measures for each PSU are Average Adjusted ROIC and TSR, each equally weighted at 50% of the total award. Average Adjusted ROIC will be measured against internally generated targets and TSR will be measured on a relative basis against the performance of the companies comprising the Russell 2000 index during the Performance Period. Earned PSUs, if any, shall vest on the last day of the Performance Period

(the “Vesting Date”) if the participant is then employed by the Company. If a participant’s employment with the Company terminates for any reason other than death, disability or retirement prior to the Vesting Date, all unvested PSUs shall be forfeited to the Company. If a participant dies or becomes disabled while in the employ of the Company or retires after attaining age 62 with at least five years of employment service or after attaining age 65 prior to the Vesting Date, the number of PSUs that become earned shall be determined at the end of the Performance Period and the earned PSUs, if any, shall be settled on a pro rata basis. All holders of PSUs will be entitled to receive dividend equivalents on earned PSUs when the awards are settled after the completion of the Performance Period.

2021-23 PERFORMANCE SHARE UNIT GOALS
Level of Achievement(1)	Percentage of Target Award Vested	3 Year Avg. Adj. ROIC vs. Internal Goal	3 Year TSR Ranking vs. Russell 2000 Companies(2)
< Threshold	0	< 75% of Target	< 25th Percentile
Threshold	50%	75% of Target	25th Percentile
Target	100%	100% of Target	50th Percentile
Maximum	200%	≥ 125%% of Target	≥ 75th Percentile
(1)    Interpolation is used to determine payments for financial performance for results from threshold to target and from target to maximum.
(2)    The percentage of target award vesting with respect to TSR results relative to the companies in the Russell 2000 Index is capped at 150% if the Company's performance is less than zero.
Average Adjusted ROIC is a non-GAAP financial measure that includes certain adjustments approved by the Committee for purposes of determining the level of achievement of the Company's financial performance. It has not been prepared in accordance with U.S. GAAP and is not based on any standardized methodology prescribed by U.S. GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. A description of the adjustments used in the determination of Average Adjusted ROIC is set forth in Appendix A, together with a reconciliation to the most directly comparable financial measures calculated under U.S. GAAP.
Estimated 2021 LTIP Payouts. In February of 2019, the Committee granted three-year cash-based LTIP Awards to the persons then serving as the Company's executive officers, including Messrs. Starr and Lisle, two of our current NEOs. None of our other current NEO's received these awards, as they were not executive officers of the Company as of the date of grant.
The Compensation Committee will determine the level of achievement of the performance criteria for these LTIP Awards after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2021. This will not occur until after the date of this proxy statement, so the exact amount of the payouts that will be made in respect of these awards is not currently calculable and is not shown in the Summary Compensation Table. As noted in footnote 3 to the Summary Compensation Table, the Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee.
Set forth below is a summary of the principal terms and conditions of the three-year LTIP Award that will be settled later in the year after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2021.
    Three-Year LTIP Awards Covering the 2019-2021 Performance Period. The target award opportunities for the three-year LTIP Awards covering the 2019-2021 performance period are as follows:

Executive(1)	2019 Base Salary(2)	Cash Award Opportunity as a % of Base Salary	Award Value at Target(3)
Robert D. Starr	$484,000	150%	$604,117
Shawn G. Lisle	$400,725	105%	$420,761
(1)    Messrs. Lisle and Starr were the only NEOs to receive a cash-based LTIP Award for the 2019-21 performance period. Messrs. Walsh, Coogan and Bartlett and Ms. Samson did not receive an LTIP Award for the 2019-21 performance period. Mr. Starr's award value at target is pro-rated based on the number of days he was employed during the performance period.
(2)    Reflects base salary as of the date of grant, which was February 18, 2019.
(3)    Reflects estimated value of LTIP Awards at 100% of target. The value of Mr. Starr's LTIP Award has been pro-rated to reflect the portion of the performance period during which he was employed by the Company.

    The performance measures and weightings for the three-year LTIP Awards covering the 2019-2021 performance period and the applicable benchmarks against which Company performance is measured are as follows:

Performance Measure	Benchmark	Weighting
Three-Year Average Adjusted ROIC	Three-Year Average Return on Total Capital for the Russell 2000 Index Companies	50%
Three-Year Average TSR	Three-Year Average Total Return to Shareholders for the Russell 2000 Index Companies	50%
Company performance in the bottom quartile of the Russell 2000 earns no long-term incentive award payment for the performance goal; performance at the 25th percentile results in a long-term incentive award at 25% of target for the performance goal; performance at the median results in a long-term incentive award at 100% of target for the performance goal; and performance in the top quartile, or above, results in a maximum long-term incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to the median, and above the median up to the 75th percentile. Notwithstanding the foregoing, the percentage of target payable with respect to any particular financial measure is capped at 150% if the Company’s performance with respect to that measure is less than zero. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets.
For purposes of determining the achievement or satisfaction of the performance measures discussed above, the Committee approved substantially comparable adjustments to the calculation of Company performance that were approved in connection with the grant of the 2021 annual incentive awards. See "Annual Cash Incentive Awards" above and the discussion set forth in Appendix A. Like the annual incentive awards, the Committee retained the ability to increase, reduce or eliminate the amount of any award that would otherwise be payable as a result of the adjustments or to further adjust any award due to special events or unforeseen circumstances.
    Current Accruals in Respect of Estimated 2021 LTIP Payouts. As discussed above, the Summary Compensation Table does not include any amounts that have been accrued as expense in relation to any of the LTIP awards that are expected to be settled in respect of the three-year performance periods ended December 31, 2021. The Company will report the actual amounts earned and paid to our Named Executive Officers in respect of these awards in a Current Report on Form 8-K, which will be filed with the SEC later this year after the Committee has received sufficient 2021 operating results for Russell 2000 companies and certified the extent to which the Company achieved the performance goals established for the awards.
    As of January 30, 2022, approximately 25.2% of the Russell 2000 Index companies had reported earnings for the year ended December 31, 2021. Based on the Company's adjusted performance for the performance periods and preliminary data available as of this date, the Company has accrued the following amounts in respect of these LTIP awards based on an estimated aggregate payout percentage equal to 100.0% of target: Mr. Starr: $604,117 and Mr. Lisle: $420,761. SHAREHOLDERS ARE CAUTIONED THAT THE FOREGOING INFORMATION IS PRELIMINARY IN NATURE, IS SUBJECT TO CHANGE BASED ON THE ACTUAL REPORTED RESULTS OF THE RUSSELL 2000 INDEX COMPANIES, AND HAS NOT BEEN APPROVED BY THE COMMITTEE. THE COMPANY'S RELATIVE PERFORMANCE AGAINST THE RUSSELL 2000 INDEX COMPANIES MAY BE BETTER OR WORSE THAN WOULD BE INDICATED BY THE PRELIMINARY DATA THAT IS AVAILABLE AS OF THE DATE OF THIS PROXY STATEMENT. THEREFORE, THE ACTUAL PAYOUTS IN RESPECT OF THESE AWARDS AS FINALLY DETERMINED BY THE COMMITTEE MAY BE MORE OR LESS THAN THE AMOUNTS ACCRUED.
Retirement Benefits
The Company sponsors a tax-qualified defined contribution plan (the "401(k) plan"), in which our Named Executive Officers are eligible to participate. Participants generally may elect to contribute from 1% to 50% of their eligible compensation to the 401(k) plan in the form of pre-tax, after-tax or Roth contributions subject to certain limitations imposed by federal law. The Company generally makes employer-matching contributions on a participant's pre-tax and Roth contributions in the amount of $1.00 for each $1.00 that a participant contributes, up to 5% of compensation subject to applicable limits imposed by federal tax law. Participants in the 401(k) plan are always vested in their own contributions. Employer-matching contributions vest when a participant acquires three years of service with the Company.
Our NEOs are also eligible to participate in our non-qualified Deferred Compensation Plan, which permits pre-tax deferrals of up to 50% of a participant's base salary and up to 100% of his or her annual cash incentive award. In addition, the Company makes supplemental deferred compensation contributions to eligible participants equal to 10% of the amount by which a participant's compensation exceeds the maximum allowable compensation limit for purposes of a tax-qualified plan, which for 2021 was $290,000. The supplemental deferred compensation earned by our Named Executive Officers in 2021 is included in the "All Other Compensation" section of the Summary Compensation Table.
Participant accounts under the Deferred Compensation Plan generally are credited with interest at a rate equal to 120% of the applicable federal long-term rate in effect for the month of October prior to the beginning of the applicable plan year (the "Interest Crediting Rate"). Effective as of July 1, 2016, however, the Deferred Compensation Plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016, and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time to time.
A participant must be actively employed on the crediting date (i.e., January 1 following the applicable plan year) to receive matching and supplemental deferred compensation contributions. Deferrals and all Company contributions and earnings are 100% vested. For more information about the Deferred Compensation Plan, please refer to "Non-Qualified Deferred Compensation Plan" below.
Finally, some of our NEOs have accrued benefits under a tax-qualified defined benefit pension plan and a supplemental employees' retirement plan ("SERP"), both of which are now closed to new participants. The SERP generally provides benefits that the Company was unable to provide under the tax-qualified defined benefit pension plan due to federal tax law limits. See the discussion under the heading "Pension Benefits" for more information about the defined benefit pension plan and the SERP.
Other Benefits
Our Named Executive Officers are eligible to participate in the benefit plans that are generally available to our employees, which include health, dental, life insurance, vision and disability plans. The Company provides relatively few perquisites, consisting primarily of an annual physical examination, executive life insurance, employer matching contributions under our 401(k) plan and supplemental employer contributions under our Deferred Compensation Plan. In 2021, the vehicle allowance previously extended to executive officers was discontinued in connection with the comprehensive review of the Company's executive compensation program undertaken following the 2020 say-on-pay vote. The only affected executives (Messrs. Lisle and Starr) were given a one-time salary adjustment equal to the value of the prior benefit.
The Company also owns and operates a corporate aircraft that is used primarily for business travel by our senior leadership team and other members of management. From time to time, the corporate aircraft may be used for limited non-business purposes, subject to availability and prior approval by our President and Chief Executive Officer. In addition, spouses and guests of our senior leadership team and other members of management infrequently ride along when the corporate aircraft is already going to a specific destination for a business purpose. This use involves little or no incremental cost to the Company. The aggregate incremental cost of such non-business use of the corporate aircraft by our NEOs, if any, is included in the "All Other Compensation" column of the Summary Compensation Table. For purposes of the foregoing and the amounts shown in the table, the incremental cost of the non-business use of the corporate aircraft is determined based on the variable operating costs incurred by the Company in connection with such travel (including any related unoccupied positioning, or "deadhead," flights), which includes (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) catering supplies and related expenses; (iv) aircraft fuel and oil expenses per hour of flight; (v) certain maintenance and repair expenses; and (vi) the cost of passenger ground transportation. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, the acquisition costs of the aircraft, and the costs of maintenance and upkeep.
Our NEOs incur taxable income, calculated in accordance with the Standard Industry Fare Level ("SIFL") rates, for all non-business use of our corporate aircraft. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for non-business travel on our corporate aircraft.

Clawback Policy
The Company adopted a compensation clawback policy that applies to all officers of the Company and its domestic subsidiaries, including our NEOs, effective as of January 1, 2021. In the event that we are required to restate our financial results due to material noncompliance by the Company with any financial reporting requirement under the securities laws (a "Mandatory Restatement"), the Committee, in its sole discretion exercised in good faith, may require each such officer whose fraudulent or knowing, intentional misconduct resulted, directly or indirectly, in the Mandatory Restatement to pay the Company a sum up to and including the Recapture Amount. For purposes of the foregoing, the "Recapture Amount" is the difference between (i) the amount of incentive compensation paid or received, or to be paid or received, by a covered person based on the financial results reported in financial statements that are subsequently determined to be subject to a Mandatory Restatement, and (ii) the amount that would have been paid or received by the covered person based on the financial results reported in the Mandatory Restatement, in each case as determined in good faith by the Committee and reduced by net tax cost of such compensation to the covered person. To the extent that the price of the Company’s common stock is or was a component of the performance objectives upon which the incentive compensation was paid, the value of the stock taken into account for purposes of re-determining the level of achievement based on the Mandatory Restatement shall be equitably adjusted by the Committee in its sole discretion.
Employment and Change in Control Arrangements
The Company currently has an employment agreement with Mr. Walsh and change in control agreements with Messrs. Walsh, Coogan and Lisle. The terms and conditions of the employment and change in control agreements are described in more detail below and reflected in the Post-Termination Payments and Benefits Table.
The Committee approved the employment agreement with Mr. Walsh to encourage him to remain with the Company, discourage competitors from attempting to hire him and protect the Company in the event that he departs by strictly prohibiting the disclosure of confidential information, limiting his ability to compete with the Company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes the change in control agreements serve the interests of our Company and its shareholders by ensuring that, if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for both non-employee directors and corporate management. The Board believes that directors and senior management should have a significant equity position in the Company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the Company. The stock ownership guidelines were amended in February of 2021 to increase the ownership multiples applicable to our CEO (from 3X to 5X base salary) and our CFO (from 2X to 3X base salary). The guidelines were further amended in February of 2022 to increase the ownership multiple applicable to our non-employee directors (from 3X to 5X the annual cash retainer). For information about the stock ownership guidelines for non-employee directors, please see "Information about the Board of Directors and Corporate Governance - Other Information about the Board’s Structure and Composition - Stock Ownership Guidelines, " above.
As amended, the current stock ownership guidelines for senior management require all covered executives to achieve and continue to maintain the following stock ownership levels:

Position with the Company	Salary Multiple
President and CEO	5X
Chief Financial Officer	3X
All other Executive Officers	2X
All other Corporate Vice Presidents and Designated Senior Executives	1X
The Committee reviews the stock ownership levels of executives subject to these guidelines on a quarterly basis, and the Corporate Governance Committee reviews the stock ownership levels of all non-employee directors.

When considering whether the guidelines have been achieved at any particular point in time, the value of a share of Company stock is the highest of (i) the closing price of a share of Company stock on the NYSE on the most recent trading day preceding the date of determination; (ii) the highest closing price of a share of Company stock on the NYSE on the last trading day of each of the last five years; or (iii) $43.15, which was the closing price of a share of Company stock on the NYSE on December 31, 2021, the last trading day of the fiscal year immediately preceding the date on which the Board most recently amended and restated the guidelines.
For purposes of determining compliance with the guidelines, shares owned directly by a covered person or by his or her spouse or minor children, shares held in trust for the benefit of the covered person or for the benefit of his or her spouse or children, and unvested time-based restricted share awards and restricted stock units are included in the calculation of shares owned, but unvested performance share awards and unexercised stock options are excluded.
Each person subject to the guidelines is expected to use good faith efforts to attain the applicable stock ownership amount within a reasonable period of time after becoming subject to the guidelines or becoming subject to a higher ownership multiple, and is expected to continuously own a sufficient number of shares to meet the applicable stock ownership amount once it has been attained. Until the applicable stock ownership amount has been achieved, and thereafter whenever the applicable stock ownership amount has not been met, each person subject to the guidelines is expected to retain at least 50% of the shares of Company stock acquired upon grant, exercise or vesting of equity awards (including long-term performance awards payable in shares) granted under any equity compensation plan or program maintained by the Company, net of any shares surrendered to pay taxes and/or exercise prices.
As of December 31, 2021, Mr. Lisle had achieved his targeted stock ownership amount, and Ms. Samson and Messrs. Walsh, Coogan and Bartlett, all of whom were recently appointed to their respective positions, were progressing toward compliance.
For more information about the stock holdings of our directors and Named Executive Officers, please see "Stock Ownership of Directors and Executive Officers" above.
Risk Assessment of Compensation Practices
Each year, management, including the Company’s Internal Audit Department, reviews the incentive compensation programs in which Named Executive Officers and other Company employees participate to assess whether such programs create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at our corporate headquarters and at the business unit level, and no particular business carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s incentive compensation plans for executives recommended by senior management. These awards are determined based upon parameters developed by the Compensation Committee’s independent compensation consultant and all awards are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. Cash incentive programs at our business units tend to be discretionary in nature with review and approval of all recommendations by business unit management. On the basis of this review, management has concluded that the Company’s existing incentive programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Short Sales, Hedging and Pledging
The Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees who participate in the Company's financial reporting process or otherwise have access to information relating thereto from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan. During 2021, this policy was amended to eliminate any ability for the issuance of a waiver or pre-approval, so that all such hedging and pledging transactions are now unconditionally prohibited.
Tax  Considerations
Section 162(m) of the Code ("Section 162(m)") generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s "covered employees," which includes the principal executive officer, the principal financial officer and the next three most highly compensated executive officers, among others. While the

Committee considers the likely tax consequences of the various components of the Company’s executive compensation program and strives to safeguard the deductibility of executive compensation where possible, tax considerations do not drive the design of our executive compensation program. The Committee believes it is important to retain flexibility to structure the Company’s executive compensation program and practices in a manner that the Committee determines is in the best interests of the Company and its shareholders. The Committee retains discretion to operate the Company’s executive compensation program in a manner designed to promote varying company goals. Consistent with this philosophy and approach, the Committee has concluded that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements may not be fully deductible for tax purposes.
Context of This Discussion
To the extent that the foregoing discussion contained future individual or Company performance targets and goals, they were disclosed solely to facilitate a better understanding of the Company’s executive compensation program. Such performance targets and goals should not be deemed to be statements of management's expectations or estimates of results or other guidance. We strongly encourage investors not to apply these statements in other contexts.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A and incorporated in its Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee:

Jennifer M. Pollino, Chair
Aisha M. Barry
E. Reeves Callaway III
A.William Higgins

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes, except to the extent that the Company specifically incorporates the report by reference therein.

SUMMARY COMPENSATION TABLE
The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for the last three fiscal years (or such lesser period as the individual was a Named Executive Officer). For information on the role of each component of our executive compensation program, please see the discussion within the "Compensation Discussion and Analysis" section of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Ian K. Walsh(6) President & Chief Executive Officer	2021	$687,500	—	$2,911,619.00	—	$1,154,200	—	$159,356	$4,912,675
	2020	$204,356	$200,000	$1,249,976.00	—	$125,000	—	$28,939	$1,808,271

James G. Coogan(6) Senior Vice President and Chief Financial Officer	2021	$325,771	—	$179,442	—	$258,951	—	$25,906	$790,070
	2020	$256,095	—	$45,136	$45,507	$55,000	$40,477	$36,311	$478,526

Robert D. Starr Former Executive Vice President and Chief Financial Officer	2021	$311,095	—	$897,970	—	—	—	$1,822,905	$3,031,970
	2020	$469,882	—	—	—	$1,231,507	$61,632	$131,225	$1,894,246
	2019	$494,285	—	—	—	$1,914,931	$66,329	$91,637	$2,567,182
Russell J. Bartlett(7) Senior Vice President and Chief Operating Officer	2021	$429,691	—	$706,191	—	$418,139	—	$34,828	$1,588,849

Shawn G. Lisle Senior Vice President and General Counsel	2021	$444,777	—	$520,719	—	$395,202	—	$44,381	$1,405,079
	2020	$389,037	—	—	—	$733,638	—	$93,649	$1,216,324
	2019	$409,241	—	—	—	$1,160,560	—	$68,355	$1,638,156
Kristen M. Samson(7) Vice President and Chief Marketing Officer	2021	$271,980	—	$282,347	—	$183,653	$213	$56,177	$794,370

(1)Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards and performance share units granted to our Named Executive Officers in accordance with FASB Accounting Standards Codification Topic 718 ("ASC 718"). For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Award value shown for Mr.Starr represents the full award value at time of grant, however upon his termination he became entitled to his PSU's calculated as a pro-rated amount for time he held the CFO position for the three-year performance period beginning January 1, 2021.
(2)Amounts shown in the Option Awards column reflect the aggregate grant date fair value of stock options granted to our Named Executive Officers in accordance with ASC 718. For a discussion of valuation assumptions, see Note 22, Share-Based Arrangements, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(3)Amounts for 2021 represent annual cash incentive awards earned by the Named Executive Officers under our annual cash incentive plans, which are discussed in the Compensation Discussion and Analysis, but do not reflect amounts that cannot yet be determined but which may become due under outstanding cash-based LTIP Awards with performance periods ended December 31, 2021. Only Messrs. Starr and Lisle have such cash-based LTIP Awards. The Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee in June 2022. Amounts shown for Messrs. Starr and Lisle in respect of 2020 have been adjusted to reflect the LTIP payouts approved in June 2021 in respect of cash-based LTIP Awards with performance periods ended December 31, 2020. Similarly, the amount shown for Mr. Lisle in respect of 2019 has been adjusted to reflect the LTIP payout approved in June 2020 in respect of a cash-based LTIP Awards with a performance period ended December 31, 2019. Our LTIP Award program is discussed in more detail in the Compensation Discussion and Analysis.
(4)Represents, to the extent applicable, the aggregate of (i) the total year-over-year change in actuarial present value of accrued benefits under our defined benefit pension plan (which was closed to new hires as of March 10, 2010 and under which benefits ceased accruing as of December 31, 2015), and (ii) above market or preferential earnings credited under the Company's non-qualified Deferred Compensation Plan. Only Messrs. Coogan and Starr have accrued benefits under our defined benefit pension plan, and the 2021 year-over-year change in actuarial present value of their accrued benefits was a negative $14,843 and $17,456, respectively. Since these amounts are negative they are not included in the table pursuant to applicable SEC rules and regulations. All of these plans are discussed in more detail in the Compensation Discussion and Analysis that follows.

(5)The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, Named Executive Officers during 2021 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	Mr. Walsh	Mr. Coogan	Mr. Starr	Mr. Bartlett	Mr. Lisle	Ms. Samson
Senior Executive Life Insurance	$3,370	$693	$2,085	$4,741	$2,568	$939
401(k) Plan Matching Contribution	$14,500	$14,500	$14,500	$14,500	$14,500	$12,687
Supplemental Deferred Compensation	$52,250	$9,077	—	$13,969	$26,114	—
Dividends on RSAs and RSUs	$45,445	$1,610	$1,348	$1,590	$1,173	$1,461
Severance	—	—	$1,804,972	—	—	—
Annual Physical & Wellness Incentive	—	—	—	—	—	—
Medical Expense Reimbursement Plan	—	—	—	—	—	—
Personal Use of Corporate Aircraft	$1,275	—	—	—	—	$41,064
Relocation Expenses	$42,229	—	—	—	—	—
Other	$287	$26	—	$28	$26	$26
Totals	$159,356	$25,906	$1,822,905	$34,828	$44,381	$56,177

(6)    Messrs. Walsh and Coogan first became Named Executive Officers in 2020. Compensation information for 2019 has been omitted pursuant to applicable SEC rules and regulations.
(7)    Mr. Bartlett and Ms. Samson first became Named Executive Officers in 2021. Compensation information for 2019 and 2020 has been omitted pursuant to applicable SEC rules and regulations.
GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2021
The following grants were made during the 2021 fiscal year to our Named Executive Officers pursuant to the Company’s Amended and Restated 2013 Management Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
I. Walsh	2/22/2021	—	$725,000	$1,450,000	13,033	26,065	52,130	19,385	—	—	$56.40
J. Coogan	2/22/2021	—	$162,658	$325,315	1,010	2,020	4,040	675	—	—	$56.40
R. Starr (5)	2/22/2021	—	—	—	5,058	10,115	20,230	3,370	—	—	$56.40
R. Bartlett	2/22/2021	—	$262,650	$525,300	3,978	7,955	15,910	2,650	—	—	$56.40
S. Lisle	2/22/2021	—	$248,243	$496,485	2,933	5,865	11,730	1,955	—	—	$56.40
K. Samson	2/22/2021	—	$115,360	$230,720	1,030	2,060	4,120	685	—	—	$56.40
	1/18/2021	—	—	—	—	—	—	1,750	—	—	$56.82
(1)Represents an annual cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in respect of 2021 performance. Satisfaction or achievement of the underlying performance criteria, and the resulting award payouts, were determined in February 2022. The maximum value of any annual cash incentive award granted under the Amended and Restated 2013 Management Incentive Plan in effect at the time of grant may not exceed $4,000,000. Mr. Coogan's target is based on a pro-rated amount, given his role transitioned effective July 8, 2021.
(2)Represents PSU's granted under the Amended and Restated 2013 Management Incentive Plan for the 2021-2023 performance cycle. If the Company's performance does not meet the pre-established "Threshold" level performance targets, the NEOs would not be entitled to a payout.
(3)Represents a restricted stock award ("RSA") under the Amended and Restated 2013 Management Incentive Plan. Restrictions lapse at a rate of 33.33% per year, beginning March 1 of the year following the grant date. Dividends are paid on the shares at the same rate paid to other shareholders. The shares underlying the RSA are included in the stock ownership table and are counted toward the Named Executive Officers' compliance with stock ownership guidelines.
(4)Represents the closing price of the Company's common stock on the New York Stock Exchange on the date of grant.
(5)Mr. Starr ceased to be the Chief Financial Officer of the Company on July 8, 2021 and served as an Executive Vice President through July 31, 2021. On July 8, 2021, the Committee approved Amendment No. 1 (the “Amendment”) to Mr. Starr’s Executive Employment Agreement, dated as of November 18, 2014, by and between the Company and Mr. Starr (the “Executive Employment Agreement”). The Amendment modifies the compensation and severance benefits that Mr. Starr was entitled to receive upon the termination of his employment and the fulfillment of all necessary conditions precedent set forth in the Executive Employment Agreement. In brief, the Amendment provides that the lump-sum severance benefit paid to Mr. Starr would be based, in part, on a multiple of his current target bonus rather than the most recent annual bonus actually paid. The PSU's granted to Mr. Starr were forfeited upon separation from the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2021 YEAR-END
The following table lists the outstanding stock options and stock awards at December 31, 2021, for each of our Named Executive Officers.

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Ian K. Walsh	9/8/2020	—	—	—		28,178	(3)	$1,215,881	—	—
	2/22/2021	—	—	—		19,385	(8)(9)	$836,463	26,065	$1,124,705
James G. Coogan	2/19/2014	850	—	$39.22	2/19/2024	—		—	—	—
	2/17/2015	1,236	—	$39.54	2/17/2025	—		—	—	—
	2/23/2016	3,680	—	$42.86	2/23/2026	—		—	—	—
	2/17/2017	3,032	758	$51.97	2/17/2027	127	(4)(9)	$5,480	—	—
	2/20/2018	2,304	1,536	$62.46	2/20/2028	254	(5)(9)	$10,960	—	—
	2/18/2019	1,432	2,148	$61.02	2/18/2029	396	(6)(9)	$17,087	—	—
	2/17/2020	847	3,388	$64.48	2/17/2030	560	(7)(9)	$24,164	—	—
	2/22/2021	—	—	—		675	(8)(9)	$29,126	2,020	$87,163
Robert D. Starr		—	—	—		3,370	(8)(9)	$145,416	—	—
Russell J. Bartlett	2/22/2021	—	—	—		2,650	(8)(9)	$114,348	7,955	$343,258
Shawn G. Lisle	2/18/2013	3,620	—	$36.29	2/18/2023	—		—	—	—
	2/22/2021	—	—	—		1,955	(8)(9)	$84,358	5,865	$253,075
Kristen Samson	1/18/2021	—	—	—		1,750		$75,513	—	—
	2/22/2021	—	—	—		685	(8)(9)	$29,558	2,060	$88,889
(1)Unless otherwise stated, options vest at the rate of 20% per year, beginning March 1 of the year following the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.
(2)Market value is calculated based on the closing price of the Company’s Common Stock on December 31, 2021 (the last business day of the year), which was $43.15.
(3)Represents a time-based restricted share unit award granted on September 8, 2020. The award will fully vest on September 8, 2023.
(4)Represents a time-based restricted share award granted on February 17, 2017.
(5)Represents a time-based restricted share award granted on February 20, 2018.
(6)Represents a time-based restricted share award granted on February 18, 2019.
(7)Represents a time-based restricted share award granted on February 17, 2020.
(8)Represents a time-based restricted share award granted on February 22, 2021.
(9)Restrictions on all time-based restricted share awards granted prior to 2021 lapse at the rate of 20% per year, beginning March 1 of the year following the grant date. All time-based restricted share awards granted 2021 and beyond lapse at the rate of 33.3% per year, beginning March 1 of the year following the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

Option Exercises and Stock Vested in Fiscal Year 2021
The following table provides information about the value realized by our Named Executive Officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2021 fiscal year.

	Option Awards			Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Vesting Date
Ian K. Walsh	—	—	—	—	—	—
James G. Coogan	—	—	—	149	$7,250	3/1/2021
	—	—	—	127	$6,180	3/1/2021
	—	—	—	127	$6,180	3/1/2021
	—	—	—	132	$6,423	3/1/2021
	—	—	—	140	$6,812	3/1/2021
Robert D. Starr	—	—	—	3,370	$151,819	7/31/2021
Russell J. Bartlett	—	—	—	—	—	—
Shawn G. Lisle	—	—	—	—	—	—
Kristen M. Samson	—	—	—	—	—	—
(1)These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2021 in accordance with ASC 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2021 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.
(2)These amounts differ from those shown in the Summary Compensation Table. The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2021 valued in accordance with ASC 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.
Pension Benefits
The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the "pension plan," and the SERP as of December 31, 2021.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Ian K. Walsh(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
James G. Coogan(3)	Kaman Corporation Employees’ Pension Plan	7.1	$139,879	—
	SERP	—	—	—
Robert D. Starr(3)	Kaman Corporation Employees’ Pension Plan	6.9	$323,499	—
	SERP	—	—	—
Russell J. Bartlett(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Shawn G. Lisle(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Kristen M. Samson(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—

(1)The pension plan was closed to new hires during 2010 and years of service credits for those already in the plan ceased to accrue as of December 31, 2015. Thus, the number of years of credited service reflected in the table do not correspond to the number of years that a named participant has been employed by the Company.
(2)Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: (a) for the pension plan, that each executive is employed until retirement and his benefits commence at the earlier of normal retirement age (generally, age 65) or the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and (b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see Note 17, Pension Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, for a description of material assumptions.
(3)Messrs. Starr and Coogan do not participate in the SERP because the pension plan was frozen prior to their appointments as executive officers.
(4)Messrs. Walsh, Lisle, Bartlett and Ms. Samson do not participate in the pension plan or the SERP because the pension plans were closed to new hires before they joined the Company.
The pension plan is a tax-qualified plan that provides benefits for full-time U.S. employees hired prior to June 1, 2009, at Kaman Industrial Technologies, and prior to March 1, 2010, at Kaman Corporation and other participating subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees became participants upon their completion of certain hours of service requirements and became vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, but employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five years of "Covered Compensation" out of the final ten years of employment through December 31, 2010, less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. None of the Named Executive Officers is eligible for the unreduced pension. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent these limits apply to certain executive officers, the Company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus amounts are treated as pensionable earnings on and after January 1, 2006. Benefits under the SERP are based on the highest five years of pensionable earnings over the last ten years through December 31, 2010, whether or not consecutive. The SERP has been amended to comply with the requirements of Section 409A of the Code.
The pension plan was closed to new hires on or after March 1, 2010. Existing employees at that time continue to participate in the pension plan subject to the following changes when calculating pension benefits: (i) changes in pay after 2010 are disregarded; (ii) compensation in the highest five years out of the last ten years of service prior to 2011 will be taken into account, whether or not consecutive; and (iii) a participant’s years of service as defined by the pension plan continued to count for accruing benefits under the pension plan through December 31, 2015. Corresponding changes were made to the SERP to assure consistency with the pension plan changes. These changes did not affect individuals who were already retired or had terminated employment and were vested in their pension benefit.
Non-Qualified Deferred Compensation Plan
The following table presents contribution, earnings and balance information under the Company’s Deferred Compensation Plan for our Named Executive Officers for 2021:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Ian K. Walsh	—	$52,250	—	—	$52,250
James G. Coogan	—	$9,077	$691	—	$61,343
Robert D. Starr	$32,797	—	$25,011	—	$1,899,888
Russell J. Bartlett	—	$13,969	—	—	$13,969
Shawn G. Lisle	—	$26,114	$3,844	—	$317,003
Kristen M. Samson	$7,126	—	$249	—	$7,375

(1)Represents the aggregate of (i) the elective contribution, if any, of a portion of the NEO's base salary (which amount, if any, is also included in the 2021 "Salary" column of the Summary Compensation Table) and (ii) the elective contribution, if any, of a portion of the NEO's annual cash incentive award for 2021 (which amount, if any, is also included in the 2021 "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table).
(2)Represents the Company contribution to each NEO's Deferred Compensation Plan account in respect of each NEO's 2021 compensation even though such amounts were not credited until 2022 (which amounts are also included in the 2021 "All Other Compensation" column of the Summary Compensation Table).
(3)Represents the aggregate earnings on each NEO's Deferred Compensation Plan account balance during 2021. To the extent that the aggregate earnings of any particular NEO during 2021 exceeded the investment performance that would have been attained had his entire account been credited with interest at the Interest Crediting Rate for 2021, the excess has been reported in the 2021 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.
(4)Represents the aggregate withdrawals or distributions from the Deferred Compensation Plan to each NEO during 2021.
(5)Represents the aggregate year-end balances of each NEO under the Deferred Compensation Plan as of the end of 2021 plus Company contributions in respect of 2021 compensation that were not credited until 2021. Except for aggregate earnings on account balances that did not exceed the Interest Crediting Rate, the amounts shown in this column were previously reported in the Summary Compensation Table as "Salary," "Non-Equity Incentive Plan Compensation," "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All other Compensation," as described above.
The Deferred Compensation Plan is a non-qualified, unfunded plan that provides certain designated executives, including the Company’s Named Executive Officers, the opportunity to defer up to 50% of their base salaries and 100% of their annual cash incentive awards for each calendar year. The plan also provides for the Company to make a supplemental deferred compensation contribution to each participant’s account in an amount equal to 10% of the participant’s eligible earnings that exceed the compensation limit established annually by the Internal Revenue Service.
Until July 11, 2016, the deferred compensation account balances of all participants were credited with interest based on an annual interest rate equal to 120% of the Applicable Federal Long-Term Rate in effect for the month of October immediately preceding the beginning of each applicable plan year (the "Interest Crediting Rate"). For the 2021 plan year, the Interest Crediting Rate was 1.34%. Effective as of July 1, 2016, the plan was amended to make available to participants various market-based investment crediting options for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016 and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time-to-time.
Securities Authorized for Issuance under Equity Compensation Plans
    The following table provides information as of December 31, 2021, concerning Common Stock issuable under the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan	19,249	$36.12
Amended and Restated 2013 Management Incentive Plan	726,991	$55.64	1,412,897
Employees Stock Purchase Plan	—	—	452,363
Equity compensation plans not approved by security holders	—	—	—
Total	746,240	$55.14	1,865,260

POST-TERMINATION PAYMENTS AND BENEFITS
The Company has committed to provide additional compensation to certain of our Named Executive Officers in the event of a termination of employment under specified circumstances, including in connection with a change in control of the Company. These commitments and an estimate of the additional compensation that each of our Named Executive Officers would have received if a qualifying termination of employment had occurred on December 31, 2021, are set forth below.
Payment of Accrued Amounts.
Regardless of the manner in which the employment of any Named Executive Officer (including a Named Executive Officer not party to an employment agreement) terminates, he or she is entitled to receive amounts previously earned during the term of his or her employment (which amounts are referred to in this discussion as "Accrued Amounts"). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the Named Executive Officer may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits. For more information about the retirement and other benefits payable to our Named Executive Officers, please refer to the Compensation Discussion and Analysis section of this Proxy Statement.
Employment Agreements
On December 31, 2021, the only NEO that had an employment agreement with the Company was Mr. Walsh, our Chairman, President and Chief Executive Officer. The employment agreement (the "Walsh Employment Agreement") was entered into by and between the Company and Mr. Walsh on August 20, 2020, with an effective date of September 8, 2020 (the "Effective Date"). The Walsh Employment Agreement provides for a three-year term of employment commencing as of the Effective Date and ending on the third anniversary of the Effective Date. The terms and conditions triggering potential payments and benefits under the Walsh Employment Agreement are summarized below.
For purposes of the Walsh Employment Agreement and the discussion that follows, the term "Cause" is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board, acting in good faith, that Mr. Walsh has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of his employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) violated his covenant to the Company that he is not bound to any agreement that would, among other things, limit his performance with the Company.
The term "Good Reason" is defined to mean any one of the following events, if it occurs without Mr. Walsh's consent after providing the Company notice and an opportunity to cure: (i) the removal of Mr. Walsh from the position of President and Chief Executive Officer (other than for Cause); (ii) a reduction in Mr. Walsh's base salary or annual target bonus opportunity (other than a general reduction all similarly situated executives in substantially the same proportion); (iii) a failure to pay the compensation or benefits specified in the agreement; (iv) the relocation of Mr. Walsh's principal place of employment by more than 50 miles; or (v) the assignment of duties that are materially inconsistent with Mr. Walsh's position as President and Chief Executive Officer.
Termination by the Company for Cause or by the Executive without Good Reason. In the event that Mr. Walsh's employment is terminated by the Company for "Cause" (other than a termination due to death or disability) or by Mr. Walsh without "Good Reason," Mr. Walsh would be entitled to receive only the Accrued Amounts.
Termination by the Company without Cause or by the Executive for Good Reason. In the event that Mr. Walsh's employment is terminated by the Company without Cause (as defined above) or by Mr. Walsh with Good Reason (as defined above), Mr. Walsh would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•a pro-rata portion of his annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;
•a lump-sum payment equal to two times the sum of his then-current base salary and most recent annual bonus paid to, or earned by, Mr. Walsh;

•a pro-rata payment for each outstanding cash-based LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•continued participation in all medical, dental and vision plans covering Mr. Walsh and his eligible dependents for up to 24 months (with Mr. Walsh continuing to make his share of premium payments), subject to offset due to future employment; and
•full vesting of the RSU granted to Mr. Walsh in connection with the commencement of his employment.
Termination Due to Disability or Death. In the event of Mr. Walsh's disability or death, Mr. Walsh (or his estate) would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•a pro-rata portion of his annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;
•a pro-rata payment for each outstanding cash-based LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•full vesting of the RSU granted to Mr. Walsh in connection with the commencement of his employment; and
•benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as applicable.
For purposes of the Walsh Employment Agreement, a "disability" is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Change in Control Agreements
On December 31, 2021, we had change in control agreements with Messrs. Walsh, Coogan and Lisle. Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each such Named Executive Officer in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without "Cause" (other than due to death or disability) or by the executive for "Good Reason" during the twenty-four month period immediately following a change in control (or during a potential change in control period), the executive would be entitled to receive the following severance benefits:
•an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Walsh, and two times, in the case of the other Named Executive Officers, plus three times, in the case of Mr. Walsh, and two times, in the case of the other Named Executive Officers, the executive's target annual bonus in effect immediately preceding the date of termination;
•a pro-rata portion of the named executive officer’s target annual bonus for the performance year in which the termination occurs;
•continued participation at the Company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;
•full vesting of outstanding equity awards (at the target level of performance, where applicable);
•a pro-rata payment in cash of each outstanding cash-based LTIP award for which the performance period has not been completed, based upon the target level of financial performance;
•benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates; and
•reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.
For purposes of the change in control agreements, a "change in control" is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our Directors over two consecutive years which is not Board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, "Cause" means that the Named Executive Officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
For purposes of the change in control agreements, "Good Reason" means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
Starr Termination of Employment
On July 8, 2021 (the "Notification Date"), Mr. Robert D. Starr, former Executive Vice President and Chief Financial Officer of the Company, was notified that his employment was being terminated without cause effective as of July 31, 2021, and that he would immediately cease being the Chief Financial Officer of the Company. At the time of the notification, the Company and Mr. Starr were parties to an employment agreement, dated as of November 18, 2014 (the "Starr Employment Agreement"), that entitled Mr. Starr to certain specified compensation and benefits upon a termination of employment without cause. The Starr Employment Agreement was amended by Amendment No. 1 thereto, effective as of the Notification Date, to modify certain aspects of the post-termination benefits payable to Mr. Starr upon the termination of his employment, the material aspects of which are described more fully below.
As amended by Amendment No. 1 thereto, the Starr Employment Agreement entitled Mr. Starr to receive the following compensation and benefits upon the termination of his employment without cause:
•payment of all Accrued Amounts;
•a pro-rata portion of his annual bonus for 2021, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;
•a lump-sum payment equal to two times the sum of his then-current base salary and target bonus opportunity;
•a pro-rata payment in cash for each outstanding cash-based LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;
•continued participation in all medical, dental and vision plans for up to 24 months, subject to offset due to future employment; and
•full vesting of all outstanding equity awards.

For purposes of the Post-Termination Benefits Table that follows, the post-termination benefits shown for Mr. Starr relate solely to the compensation and other benefits payable in connection with his termination without cause effective as of July 31, 2021.
Equity Incentive Plans
The Company maintains equity incentive plans providing for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted shares, restricted stock units, performance share awards, other stock-based awards and cash-based awards to employees, non-employee Directors, and consultants in order to promote the long-term success of the Company. These awards currently are made under the terms and provisions of the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the "MIP").
The MIP provides that, in the event of a "change in control" of the Company (as defined in the MIP), unless otherwise set forth in an award agreement, the Committee may, but shall not be obligated to, do any one or more of the following, in each case without participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of options, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the change in control to holders of the same number of shares subject to such options (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options) over the aggregate exercise price, (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the MIP as determined by the Committee in its sole discretion, (d) terminate options without providing accelerated vesting, or (e) take any other action with respect to the awards the Committee deems appropriate.
Coordination of Benefits
Executives are not entitled to receive duplicative severance benefits under the plans and agreements described above. If an executive’s employment with the Company is terminated under circumstances that would result in the payment of severance benefits under the executive’s change in control agreement, the severance benefits payable under the change in control agreement will be paid in lieu of any severance benefits that otherwise would be payable under the executive’s employment agreement, if any. An executive is entitled to severance benefits under his employment agreement or change in control agreement only after signing a general release, the form and content of which is specified in the change of control agreements.
Assumptions Relating to Post-Termination Benefit Table
The Post-Termination Benefit Table set forth below summarizes, in tabular format, the estimated compensation that each of our current Named Executive Officers would have received if a qualifying termination of employment were to have occurred on December 31, 2021, under the circumstances indicated.
The following assumptions, which are believed to be reasonable in the aggregate, were used to generate the estimates set forth below. There can be no assurance, however, that an actual termination of employment would produce the same or similar results.
•Mr. Starr's benefits are those to which he became entitled in connection with the actual termination of his employment with the Company effective as of July 31, 2021. See "Starr Termination of Employment."
•All Accrued Amounts are omitted from the table because they were earned by the Named Executive Officers without regard to the specified triggering events. Accrued Amounts include, among others, (i) amounts earned in respect of annual cash incentive and LTIP awards for the period ended December 31, 2021, (ii) the value of all stock options and restricted stock awards that were fully vested as of December 31, 2021, and (iii) amounts payable in respect of pension and other retirement benefits, including the Deferred Compensation Plan, which were vested as of December 31, 2021. See "Coordination with Other Tables," below.
•Any amounts payable with respect to contracts, agreements, plans or arrangements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all salaried employees are omitted from the table in accordance with applicable SEC rules and regulations.
•All unvested performance share units ("PSUs") held by NEOs with change in control agreements are assumed to have vested in full at target as of December 31, 2021, in connection with an assumed change in control and all unvested PSUs held by all other NEOs are assumed to have remained unchanged. A pro rata portion of such unvested PSUs are assumed to have vested at target in connection with death or disability. In all other circumstances, all unvested PSUs are assumed to have been forfeited immediately upon an NEO's termination of employment in connection with a specified termination event.
•All unvested restricted share awards ("RSAs") held by NEOs with change in control agreements are assumed to have vested in full as of December 31, 2021, in connection with an assumed change in control and all unvested restricted share awards held by all other NEOs are assumed to have remained unchanged. All such unvested RSAs are assumed to have vested in full in connection with death or disability. In all other circumstances, all unvested RSAs are assumed to have been forfeited immediately upon an NEO's termination of employment in connection with a specified termination event.
•All unvested restricted stock awards and performance share units that are assumed to have vested in connection with an assumed termination event are valued based upon the closing price of our Common Stock on the NYSE on December 31, 2021, which was $43.15.
•Additional notes and other explanatory information is set forth in the notes to the table.
Coordination with Other Tables
The Post-Termination Benefit Table does not duplicate certain amounts disclosed elsewhere in this proxy statement or with respect to which the Named Executive Officers were vested on or before December 31, 2021, without regard to the triggering events specified in the table. These amounts include, among others, the following:
•Stock options and restricted stock awards that vested on or before December 31, 2021;
•Pension benefits, which are summarized in the Pension Benefits table;
•Vested amounts payable under the Deferred Compensation Plan, which are summarized in the Non-Qualified Deferred Compensation Plan table; and
•Unreimbursed business expenses.

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POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death

Ian K. Walsh	Cash Severance(3)	—	$1,700,000	$4,350,000	—	—	—
President and Chief Executive Officer	Performance Shares(4)	—	—	—	—	$374,902	$374,902
	Restricted Stock(5)	—	$2,052,343	$2,052,343	—	$2,052,343	$2,052,343
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	$59,314	$59,314	—	$120,000	—
	Life Insurance(8)	—	—	$8,780	—	—	$1,200,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$3,811,657	$6,500,437	—	$2,547,245	$3,627,245

James G. Coogan	Cash Severance(3)	—	—	$1,216,000	—	—	—
Senior Vice President and Chief Financial Officer	Performance Shares(4)	—	—	—	—	$29,054	$29,054
	Restricted Stock(5)	—	—	$86,818	—	$86,818	$86,818
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	$59,314	—	$120,000	—
	Life Insurance(8)	—	—	$2,134	—	—	$1,000,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,394,266	—	$235,872	$1,115,872

Robert D. Starr (9)	Cash Severance(3)	—	$1,804,971	—	—	—	—
Former Executive Vice President and Chief Financial Officer	Performance Shares(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	$151,819	—	—	—	—
	LTIP Awards(6)	—	$1,003,261	—	—	—	—
	Health & Welfare(7)	—	$1,996	—	—	—	—
	Life Insurance(8)	—	$7,813	—	—	—	—
	Outplacement Services	—	—	—	—	—	—
	Total	—	$2,969,860	—	—	—	—

Russell J. Bartlett	Cash Severance(3)	—	—	—	—	—	—
Senior Vice President and Chief Operating Officer	Performance Shares(4)	—	—	—	—	$114,419	$114,419
	Restricted Stock(5)	—	—	—	—	$114,348	$114,348
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	—	—	$120,000	—
	Life Insurance(8)	—	—	—	—	—	$1,000,000
	Outplacement Services	—	—	—	—	—	—
	Total	—	—	—	—	$348,767	$1,228,767

Shawn G. Lisle	Cash Severance (3)	—	—	$1,399,185	—	—	—
Senior Vice President and General Counsel	Performance Shares(4)	—	—	—	—	$84,358	$84,358
	Restricted Stock(5)	—	—	$84,358	—	$84,358	$84,358
	LTIP Awards(6)	—	—	$292,563	$292,563	$292,563	$292,563
	Health & Welfare(7)	—	—	$40,406	—	$120,000	—
	Life Insurance(8)	—	—	$6,511	—	—	$1,000,000
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$1,853,023	$292,563	$581,279	$1,461,279

POST-TERMINATION BENEFITS TABLE
Executive	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death

Kristen M. Samson	Cash Severance (3)	—	—	—	—	—	—
Vice President - Chief Marketing Officer	Performance Shares(4)	—	—	—	—	$29,630	$29,630
	Restricted Stock(5)	—	—	—	—	$105,070	$105,070
	LTIP Awards(6)	—	—	—	—	—	—
	Health & Welfare(7)	—	—	—	—	$120,000	—
	Life Insurance(8)	—	—	—	—	—	$700,000
	Outplacement Services	—	—	—	—	—	—
	Total	—	—	—	—	$254,700	$834,700

(1)Reflects amounts due to each executive under any employment agreement, assuming the executive's employment is terminated by the Company without "Cause" or by the executive for "Good Reason," as such terms are defined in any applicable agreement. Mr. Starr's employment with the Company was terminated by the Company without "Cause" effective as of July 31, 2021, and the amounts shown in the table reflect the actual amounts paid to him in connection with such termination of employment. Only Mr. Walsh had an employment agreement on December 31, 2021.
(2)Reflects amounts due to each executive under his change in control agreement, assuming the executive's employment is terminated during the "change in control" protection period other than (i) by the Company for "Cause," (ii) by reason of death or disability, or (iii) by the executive without "Good Reason," as such terms are defined in the change in control agreements. Only Messrs. Walsh, Coogan and Lisle had change in control agreements on December 31, 2021.
(3)Reflects two times (or, for Mr. Walsh, three times in the event of a change in control) 2021 base salary and the executive's target bonus opportunity for a termination in connection with a change in control (or the executive's prior year bonus for a termination not in connection with a change in control). The amount shown for Mr. Starr represents two times his 2021 base salary and target bonus opportunity.
(4)Reflects the value of unvested PSUs that become fully vested upon a qualifying termination.
(5)Reflects the value of unvested RSAs and RSUs that become fully vested upon a qualifying termination.
(6)Reflects a pro-rata payment (at 100% of target) in respect of outstanding cash-based LTIP awards with performance periods ending after December 31, 2021. Amounts actually paid to each executive will be determined after the completion each relevant performance period based on the actual financial performance of the Company.
(7)Reflects, as applicable, the value of the Company’s share of premium payments to be made for medical and dental for 24 months, based on 2021 premiums for active employees with one dependent, and the annual long-term disability benefit to which each executive would be entitled, which is generally equal to 60% of base salary with an annual cap of $120,000. The Company's long-term disability program is fully insured, so any disability payments would be the responsibility of the insurer.
(8)Reflects the death benefit payable under the Company's senior executive life insurance program, which is fully insured. Any death benefits would be the responsibility of the insurer.
(9)Mr. Starr's employment with the Company was terminated without cause, effective as of July 31, 2021. Amounts shown in the table reflect solely the compensation and other benefits payable to Mr. Starr in connection with such termination of employment under his employment agreement with the Company. See "Starr Termination of Employment."

PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the total compensation of our Chief Executive Officer (our "CEO") and the median of the annual total compensation of our employees for 2021 (our "2021 CEO Pay Ratio”). Our 2021 CEO Pay Ratio is a reasonable good faith estimate of the relationship between the total compensation paid to our CEO and the median of the annual total compensation of our employees for 2021, calculated in a manner consistent with Item 402(u) of Regulation S-K. Because applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices, our 2021 CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, as they may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Our 2021 CEO Pay Ratio was 77:1, calculated as follows:
•the annual total compensation of Mr. Walsh, our CEO throughout 2021, was $4,912,675; and
•the median of the annual total compensation of all of our employees (other than Mr. Walsh), determined in accordance with Item 402(u) of Regulation S-K, was $63,543.
Methodology for Determining Our "Median Employee"
For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the "median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that "median employee” earned during 2021. The applicable SEC rules require us to identify a "median employee" only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. We last identified our median employee as of October 1, 2021.
We use a variety of pay elements to structure the compensation arrangements of our employees. For purposes of measuring the compensation used to identify the "median employee,” we utilized base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) and allowances paid through October 1, 2021 as the relevant compensation measures. We also annualized the compensation of employees to cover the full calendar year and treated new hires as if they were hired at the beginning of the year, as permitted by applicable SEC rules and regulations. We did not make any cost-of-living adjustments.
Annual Total Compensation of the Median Employee
Using the median employee identified during 2021, we then identified and calculated the elements of that employee’s total annual compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This resulted in total annual compensation of $63,543. This is the amount used to determine our 2021 CEO Pay Ratio discussed above.
Unlike the median employees utilized for prior year disclosures, the median employee identified during 2021 does not participate in the Company's qualified defined benefit pension plan, which was closed to new hires from and after March 1, 2010 and under which further benefit accruals ceased as of December 31, 2015. Although future benefit accruals under the plan have ceased and pension benefits will not change going forward, the actuarial present value of projected pension benefits for active participants will continue to fluctuate based on changes in the underlying discount and mortality rates used to determine the values. Since the median employee identified during 2021 does not participate in the pension plan, however, the total compensation of such employee for 2021 does not include any amount attributable to the year-over-year change in the actuarial present value of such employee's projected pension benefit. Mr. Walsh does not participate in the pension plan either, so his total compensation for 2021 also does not include any such amount.

PROPOSAL 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder and in accordance with the results of our 2017 shareholder advisory vote relating to the frequency of advisory votes on the compensation of our Named Executive Officers, we are asking shareholders to vote on an advisory (non-binding) basis on the following resolution at the annual meeting:
RESOLVED: That the compensation paid to the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives and descriptions included in the Proxy Statement relating to the Company's 2022 Annual Meeting of Shareholders be, and hereby is, APPROVED.
This advisory vote, commonly known as a "say-on-pay" vote, gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers, as described in this Proxy Statement. Shareholders may vote "FOR" or "AGAINST" the resolution or abstain from voting. Before voting, all shareholders are urged to review the Compensation Discussion and Analysis, as well as the tabular and narrative disclosures that follow it. These sections describe the Company's compensation programs relating to our Named Executive Officers and the rationale behind the decisions made by the Compensation Committee.
The Board believes that the Company's executive compensation program effectively reflects the objectives described in the Compensation Discussion and Analysis and, therefore, recommends that shareholders vote "FOR" the resolution set forth above.
Because this vote is advisory (non-binding), neither the Company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be considered by the Compensation Committee and the Board in crafting their approach to executive compensation matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the compensation paid to our Named Executive Officers.
Required Vote
In order to be approved by shareholders, the advisory vote on executive compensation requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

Background
Pursuant to the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. On February 22, 2022, the Audit Committee reappointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2022. PwC has been retained as the Company's independent registered public accounting firm continuously since 2013.
In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Each year, the Audit Committee assesses the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits and issues raised by recent governmental investigations, if any. The Audit Committee also evaluates the firm’s ongoing independence, its audit strategy for the Company, the terms of its engagement and the firm’s capabilities and communications to the committee. Further, in conjunction with the mandated rotation of the external auditor’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PwC’s new lead engagement partner.
Based on its most recent evaluation, the members of the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its shareholders. Although not legally required to do so, the Board historically has chosen to ask the Company’s shareholders to ratify the selection of the Company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We expect that a representative of PwC will attend the annual meeting, and that such representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders. See "INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Board Meetings and Committees–Audit Committee" for additional information pertaining to the Audit Committee, its activity during 2021 and related matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2022.
Required Vote
In order to be approved by shareholders, the proposal to ratify the appointment of PwC requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

Principal Accounting Fees and Services
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The following is a summary of the fees billed to the Company by PwC for professional services rendered for the years ended December 31, 2021 and 2020:

Fee Category	2021 Fees	2020 Fees
	(In Thousands)
Audit Fees	$2,053.0	$2,524.0
Audit-Related Fees	$292.0	$28.0
Tax Fees	$197.0	$142.0
Other Fees	$1.0	$1.0
Total Fees	$2,543.0	$2,695.0
Audit Fees relate to services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting for the periods ended December 31, 2021 and 2020, and review of the interim consolidated financial statements included in quarterly reports and services normally provided by PwC in connection with statutory and regulatory filings or engagements.
Audit-Related Fees in 2021 were primarily related to due diligence costs for acquisitions that ultimately did not come to fruition and certain agreed-upon-procedures relating to financial certification in connection with environmental matters. The Audit-Related Fees for 2020 were primarily related to certain agreed-upon-procedures relating to financial certification in connection with environmental matters.
Tax Fees for 2021 and 2020 relate to tax planning services, including assistance with federal, state and international tax compliance, international tax planning and tax advice.
Other Fees relate to accounting research software.
Audit Committee Preapproval Policy
The Audit Committee Charter provides that the Audit Committee shall preapprove all audit and non-audit services performed by the Company's independent auditor in order to assure that such services do not impair the auditor’s independence. In furtherance of the foregoing, the Audit Committee has adopted a preapproval policy setting forth the policies and procedures to be followed with respect to such preapprovals. Among other things, the preapproval policy provides that the Audit Committee shall approve in advance all services – both audit and permitted non-audit services – provided to the Company or any of its subsidiaries by the Company’s independent auditor. The policy also provides that the Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the independent auditor under applicable rules and regulations promulgated by the SEC or the Public Company Accounting Oversight Board (the "PCAOB").
Whenever the Audit Committee is asked to preapprove any audit or non-audit services that are proposed to be performed by the Company's independent auditor, the policy provides that the Audit Committee shall be provided with (i) a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and (ii) confirmation of the independent auditor that it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and that none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under applicable rules and regulations promulgated by the SEC or the PCAOB.
The Chairman of the Audit Committee has been granted the power and authority to approve, upon the receipt of the documentation referenced above and on a case-by-case basis, any audit or non-audit services giving rise to fees of $100,000 or less at any time other than at a meeting of the Audit Committee. The Chairman is required to report any audit or non-audit services so approved to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report
The directors named below constituted the Audit Committee of the Board on February 22, 2022, the date on which the actions referenced in this report were taken. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent under the NYSE and SEC rules applicable to audit committee members and otherwise in accordance with the Committee’s charter and our Corporate Governance Principles. Further, the Board has made an affirmative determination that in light of our respective backgrounds and experiences, we each meet the financial literacy requirements for service to the Audit Committee, and that Ms. Barry and Messrs. Kuechle and Minnich each possesses the qualifications necessary for service as an "audit committee financial expert," as that term is defined by applicable SEC regulations.
We oversee the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
We reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for the year ended December 31, 2021, the representations of management and PwC’s opinion regarding such statements, and the Company’s system of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act. We discussed with the Company’s Chief Audit Executive and with PwC the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the Company’s financial reporting. We also received from PwC a written report relative to matters required by the PCAOB and the SEC, and discussed the report with PwC and management. During 2021, we monitored the qualifications, performance, effectiveness and independence of PwC, the Company’s independent registered public accounting firm for such year. In that regard, we received from PwC, and discussed with it, the written report required by the applicable requirements of the PCAOB regarding PwC’s communications with us concerning PwC’s independence. Based upon these reviews and discussions and in reliance upon them, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
We also approved PwC as the Company's independent registered public accounting firm for 2022, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2022 Annual Meeting of Shareholders.

Audit Committee Scott E. Kuechle, Chair Aisha M. Barry Michelle J. Lohmeier George E. Minnich

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL 4
NON-BINDING ADVISORY VOTE TO PROVIDE FOR AN INDEPENDENT CHAIR

Background
John R. Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, submitted a proposal for consideration at the Annual Meeting (the “Independent Chair Proposal”). By letter, dated October 1, 2021, Mr. Chevedden’s broker confirmed that, since December 1, 2019, Mr. Chevedden continuously owned “no fewer than” 100 shares of the Common Stock of the Company, and Mr. Chevedden affirmed his intention to continue to hold those securities through the date of the Annual Meeting. The Independent Chair Proposal, including the caption, graphic and supporting statement submitted by the proponent, are set forth below and will be voted on at the Annual Meeting upon proper presentation by Mr. Chevedden.
Independent Chair Proposal

Proposal 4 – Independent Board Chairman
Shareholders request that the Board of Directors adopt a policy, and amend the governing documents as necessary, to require the Chair of the Board of Directors to be an independent member of the Board.
This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in 2020. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.
With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman.
A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of the lead director duties to the CEO office and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.
The lack of an independent Board Chairman is an unfortunate way to discourage new outside ideas and an unfortunate way to encourage the CEO to pursue pet projects that would not stand up to effective oversight.
In an example from a company whose share price went from $130 to $200 in 10 months, the 2020 Lowe’s annual meeting proxy said Lowe’s independent directors determined that having a separate Chairman and Chief Executive Officer affords the CEO the opportunity to focus his time and energy on managing the business and allows the Chairman to devote his time and attention to Board oversight and governance.
If an independent director is not available from inside or outside the company then a non-independent director from inside or outside the company, other than the CEO, can be named as Chairman for a term of 3 months to 6 months. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
Please vote yes:
Independent Board Chairman – Proposal 4

FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“AGAINST” THE INDEPENDENT CHAIR PROPOSAL

Board Response to Independent Chair Proposal
Kaman and its shareholders are best served when leadership choices are made by the Board on a case-by-case basis and not pursuant to a predetermined policy. Kaman’s Corporate Governance Principles provide that the Board does not have a policy on whether or not the role of the Chair and Chief Executive Officer should be separate. Instead, the Corporate Governance Principles allow the Board to make such a determination in the way that seems best for the Company at a given point in time. This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on the leadership needs of Kaman. Adopting a policy to restrict the Board’s discretion in selecting the Chair, as well as restricting the ability to combine the positions of Chair and Chief Executive Officer, would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chair.
The Board has previously and effectively used this flexibility to separate the role of Chair and CEO during leadership transitions, and most recently, with the CEO transition from Mr. Keating to Mr. Walsh, with Mr. Keating continuing as Board Chair through the date of the 2021 Annual Meeting of Shareholders. The practice of separating the roles during leadership transitions so that a company’s former CEO or another experienced director, not necessarily an independent director, can continue to provide perspective to a new CEO is a proven, successful approach among companies and can help to facilitate a seamless leadership transition. It is one example of the advantages to our Company and shareholders of our current governance structure, which enables the Board to determine the best construct for the Company at that particular time.
The Board has given careful consideration to separating the roles of Chair and Chief Executive Officer and has determined that, at this time, the Company and its shareholders are best served by having Mr. Walsh serve as both Chair of the Board of Directors and Chief Executive Officer and by having Ms. Pollino serve as the Company’s Lead Independent Director. Mr. Walsh’s combined role as Chair and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus to execute Kaman’s strategic initiatives and business plans. Ms. Pollino, meanwhile, provides effective independent judgment and oversight of management. The Board re-evaluates this approach each year and determines the appropriate Board leadership structure for the ensuing year based on the particular facts and circumstances existing at that time.
Selecting an appropriate leadership structure is one of the most important tasks of any board. If the proposal were implemented, it would prevent future Boards from having the flexibility to determine the best leadership structure for Kaman, regardless of what the Board believes to be in the best interests of the Company and its shareholders, to their potential detriment.
Kaman’s strong and independent Board effectively oversees our management and provides effective oversight of the Company’s business and affairs. The Board of Directors is composed of independent, active and effective directors. Over the past two years, we have added two highly qualified, independent directors to the Board in Aisha M. Barry and Michelle J. Lohmeier. In addition, seven of our eight directors standing for reelection meet the independence requirements of the applicable SEC and NYSE rules and the Board’s standards for determining director independence. All Board committees also consist solely of independent directors and the Board holds regular executive sessions of independent directors, led by our Lead Independent Director.
Our Lead Independent Director, who has a robust set of roles and functions, provides effective and independent leadership. The Board annually appoints from among its members an individual to serve as Lead Independent Director, assuming the Chair is not an independent director. The Lead Independent Director performs the following roles and functions:
Meetings and Executive Sessions
•Serves as a member of the Corporate Governance Committee.
•Chairs the Board’s executive sessions.
•Chairs Board meetings at which the Chair and Vice Chair (if any) are not in attendance.
•Calls additional meetings of the independent directors.
•Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and other interactions outside Board meetings.
Relationship with the Chair and Management
•Serves as a liaison between the Chair and the independent directors, facilitating communications and the achievement of consensus.

•Provides counsel to the Chair and Chief Executive Officer, including the provision of appropriate feedback regarding the effectiveness of Board meetings, and otherwise as needed or requested.
Oversight of Information Provided to the Board
•Coordinates with the Chair to review and approve all Board meeting agendas and meeting schedules, and ensure that there is sufficient time for discussion of all agenda items.
•Coordinates with the Chair on the appropriateness (including quality and quantity) and timeliness of information provided to the Board.
•Authorizes the retention of third-party advisors and consultants who report directly to the Board, when necessary or appropriate.
Board and Leadership Evaluation
•In consultation and coordination with the Corporate Governance Committee and the other committees of the Board, reviews and reports on the results of the annual Board and committee performance evaluations.
•Periodically meets with independent directors to discuss Board and committee performance, effectiveness and composition.
•Leads the independent directors’ evaluation of the effectiveness of the Chair (in that capacity), including his/her interactions with directors and ability to provide leadership and direction to the Board.
Shareholder Communication
•If requested, and in coordination with senior management, participates in consultations and direct communications with shareholders.
CEO Succession
•In consultation and coordination with the Corporate Governance Committee, oversees the Board’s CEO succession planning process.
Crisis Management
•Plays an increased role in crisis management oversight, when and as appropriate under the circumstances.
Other Responsibilities
•The Lead Independent Director also has such other responsibilities as the Board may delegate from time to time.
The Board believes that the Lead Independent Director role at Kaman, through the duties and responsibilities listed above, enables the independent directors to effectively provide for the independent oversight of management and the CEO / Board Chair. Importantly, the Lead Independent Director reviews and approves all Board meeting agendas and meeting schedules and coordinates with the CEO / Board Chair to ensure that there is sufficient time for discussion of all agenda items. At the end of each regularly scheduled Board meeting, she meets privately in executive session with the independent directors and, shortly thereafter, follows up with the CEO / Board Chair to discuss any matters of concern. In so doing, she serves as a liaison between the independent directors and the CEO / Board Chair, providing appropriate feedback relating to the effectiveness of Board meetings, the identification of post-meeting action items and the development of subsequent meeting agendas. She also leads the annual self-evaluations of the full Board and the Committees she chairs, as well as the annual performance evaluation of the CEO / Board Chair. Finally, she makes herself available to meet with shareholders on a case-by-case basis on matters of particular importance to shareholders.
The designation of a Lead Independent Director by the independent directors of the Board demonstrates the Board’s continuing commitment to strong corporate governance, Board independence and the important role of the Lead Independent Director. In addition, there are several other structural safeguards that provide effective independent oversight by the Board. Seven of the Company’s eight directors are independent, and the Board regularly holds scheduled sessions of the independent directors at each Board meeting, which are led by the Lead Independent Director. The Chairs and all members of the Committees ‐ Audit, Compensation, Finance and Governance ‐ are independent directors. The independent directors have ample opportunity to, and regularly do, assess the performance of the CEO and provide meaningful direction. The Board is responsible for the election of the CEO and oversees a robust succession planning process, closely involved in identifying and developing potential successors and effecting orderly CEO transitions.
In recent years, the Board has adopted numerous other governance practices that further demonstrate its commitment to good corporate governance for our shareholders. We have adopted significant stock ownership guidelines for both our employees and our directors, prohibited the hedging and pledging of Company stock, and implemented a strong compensation recoupment policy, to name a few such examples. We have also taken action to declassify our Board of Directors, implement majority voting in the election of directors, adopt proxy access and eliminate the super-majority voting provisions previously set forth in the Company’s organizational documents. Management routinely communicates with shareholders to understand and seek to address any concerns they may have or suggestions as to how we can continue to enhance our governance practices.
In addition, the Board has successfully recruited, and our shareholders have approved, a diverse group of accomplished, independent directors who bring a wide range of experiences to benefit the Company. The average tenure of our independent directors is expected to drop to 8.9 years following the retirement of Mr. Minnich, reflecting a healthy mix of seasoned tenure and new perspective. As part of its ongoing and active Board refreshment efforts, the Board has added two new independent directors, both of whom are women, in the last two years.
The Board believes that the Company’s balanced and flexible corporate governance structure, including a Lead Independent Director with well defined, comprehensive and meaningful duties, and strong corporate governance practices, make it not only unnecessary, but ill‐advised to adopt a policy that would mandate that the Chair be an independent director. The Board believes that adopting such a rule would only limit the Board’s ability to select the director it believes is best suited to serve as Chair of the Board, and is not in the best interests of the Company and its shareholders.
Board Recommendation
For the foregoing reasons, the Board of Directors believes that implementing the Independent Chair Proposal is not in the best interests of Kaman and our shareholders. The Board believes that Kaman’s current Corporate Governance Principles, which allow the Board to determine the best leadership structure at any given time after considering all facts and circumstances, together with the Company’s strong governance principles, policies and practices, already provide shareholders with the optimal leadership structure at this time. Therefore, the Board unanimously recommends a vote “AGAINST” the Independent Chair Proposal.
Recommendation Only
Shareholders should be aware that the Independent Chair Proposal is simply a request that the Board take the action stated in the proposal and is not binding on the Board. Shareholder approval will not, in and of itself, result in the modification of any Chair provisions in the Company’s Governance Documents. Only in the event that the Independent Chair Proposal is approved by shareholders at the Annual Meeting would the Board consider whether, when and how to modify any Chair provisions in the Company’s governance documents.
Required Vote
The Independent Chair Proposal will be approved if more votes cast “FOR” the proposal than are cast “AGAINST” the proposal, assuming a quorum is present. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast “FOR” or “AGAINST” the proposal and, therefore, will not affect the outcome of the voting, but they will count towards the presence of a quorum.
FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“AGAINST” THE INDEPENDENT CHAIR PROPOSAL

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Pursuant to SEC rules, proposals of shareholders intended to be included in the Company’s 2023 proxy materials and submitted for action at the 2023 Annual Meeting of Shareholders generally must be received by the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before November 4, 2022.
Pursuant to SEC rules and the Company’s Bylaws, shareholders who wish to present a proposal at the 2023 Annual Meeting of Shareholders, when such proposal is not intended to be included in the Company’s proxy materials relating to that meeting, or submit a nomination for director, must give advance notice to the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before January 20, 2023, but no earlier than December 21, 2022, which is the period not less than 90 days, nor more than 120 days, prior to the first anniversary of the Company’s annual meeting of shareholders to be held on April 20, 2022.
For proxy access nominees to be considered at the 2023 Annual Meeting of Shareholders, the nomination notice must be received at the Company's corporate headquarters on or before November 4, 2022, but no earlier than October 5, 2022, which is the period not less than 120 days, nor more than 150 days, prior to the first anniversary of the date this Proxy Statement was first mailed to shareholders.
To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than February 19, 2023.
Please review the Company’s Bylaws which contain additional advance notice requirements, including with respect to advance notice of shareholder proposals and Director nominations. These requirements are briefly summarized on pages 13 and 14.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2022 ANNUAL MEETING. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES. YOUR VOTE IS IMPORTANT!

Appendix A
SUPPLEMENTAL INFORMATION: NON-GAAP RECONCILIATIONS
For purposes of determining the level of achievement or satisfaction of the performance measures established in connection with the 2021 annual incentive compensation awards and the LTIP Awards covering the 2019-2021 performance period, the Compensation Committee approved certain specified modifications to the calculation of Company performance that were applicable to all participants. Such modifications included, among others, the exclusion or inclusion of the impact to the Company's financial results of the following items, whichever would produce the higher award:
•the effect of changes in tax law or accounting principles;
•the effects of changes in applicable foreign currency exchange rates relating to non-U.S. denominated financial performance;
•costs and losses associated with restructuring, business consolidations, severance, management realignments or closures of the Company or any of its subsidiaries, affiliates and product lines;
•acquisition and divestiture due diligence and integration costs and the adverse effects of acquisitions and divestitures, including spin-offs;
•effects of losses generated by divested operations and losses associated with discontinued business operations or product lines;
•the impact of any transaction costs and accounting charges incurred in connection with the issuance equity or issuance of or refinancing of new or existing debt securities and facilities, the settlement or unwinding of existing convertible bond hedge instruments and outstanding warrants;
•the impact of any costs and accounting charges in respect of pension curtailment adjustments attributable to pension expense charged to company contracts with the U.S. Government, as determined under U.S. Cost Accounting Standard 418, following the freeze of future benefit accruals under the Pension Plan;
•charges associated with environmental matters;
•asset write-downs or impairments, including, but not limited to, goodwill and other intangible assets;
•new capital investments and related depreciation;
•litigation or claim judgments or settlements including contract claim settlements with customers and suppliers;
•the impact of charges in connection with contract terminations, including but not limited to, write-off of inventory, tooling, equipment and non-recurring costs;
•any impact resulting from the delay in cash receipts by a customer where there is no underlying dispute as to payment;
•any adverse impact to the company’s consolidated financial statements if the U.S. Government prohibits and/or delays sales of our products to customers; and
•any item of an unusual nature or of a type that indicates infrequency of occurrence, or both.
Adjusting for the impact of these items results in the following non-GAAP financial measures that are are discussed in this proxy statement: (i) Adjusted Consolidated EBITDA; (ii) Adjusted Consolidated Free Cash Flow; and (iii) Average Adjusted ROIC. As discussed above, these non-GAAP financial measures are presented because they are used to assess the Company's financial performance in relation to corresponding financial targets for purposes of determining annual and long-term incentive compensation payouts. The Company believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this proxy statement as follows:
Adjusted Consolidated EBITDA: Adjusted Consolidated EBITDA is defined as earnings from continuing operations before interest, taxes, other expense (income), net, depreciation and amortization and certain items that are not indicative of the operating performance of the Company's for the period presented. Adjusted Consolidated EBITDA differs from earnings from continuing operations, as calculated in accordance with GAAP, in that it excludes interest expense, net, income tax expense, depreciation and amortization, other expense (income), net, non-service pension and post retirement benefit expense (income), and certain items listed above that are not indicative of the operating performance of the Company for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and ERP systems, which we have adjusted for in Adjusted Consolidated EBITDA. Adjusted Consolidated EBITDA also does not give effect to cash used for debt service requirements and thus does not reflect funds available for distributions, reinvestments or other discretionary uses. Management believes Adjusted Consolidated EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because it provides a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as Other expense (income), net and certain items that are not indicative of the operating performance of the Company for the period presented. Adjusted Consolidated EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP.
The following table illustrates the calculation of Adjusted Consolidated EBITDA using GAAP measures (in millions):

2021 ADJUSTED CONSOLIDATED EBITDA
Earnings from continuing operations, net of tax	$43.7
Interest expense, net	16.3
Income tax (benefit) expense	16.8
Non-service pension and post retirement benefit income	(26.2)
Other income, net	(0.1)
Depreciation and amortization	36.6
$87.1
Other Adjustments:
Asset write-downs and impairments	$1.0
Program related matters	1.6
Acquisition and divestiture related costs	1.0
Costs associated with restructuring, severance and management realignments	7.4
Adjusted EBITDA	$98.1
Adjusted Consolidated Free Cash Flow: Adjusted Consolidated Free Cash Flow is defined as GAAP “Net cash provided by (used in) operating activities from continuing operations” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes Adjusted Consolidated Free Cash Flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Adjusted Consolidated Free Cash Flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions, as it may exclude certain mandatory expenditures such as repayment of maturing debt and other contractual obligations. Management uses Adjusted Consolidated Free Cash Flow internally to assess overall liquidity.
The following table illustrates the calculation of Adjusted Consolidated Free Cash Flow using “Net cash provided by (used in) operating activities from continuing operations” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows of the Company (in millions):

2021 ADJUSTED CONSOLIDATED FREE CASH FLOW
Net cash (used in) provided by operating activities	$48.7
Cash paid for acquired retention plans	25.1
Expenditures for property, plant and equipment	(17.5)
Free Cash Flow	$56.3
Other Adjustments:
Asset write-downs and impairments	$0.8
Program related matters	2.6
Acquisition and divestiture related costs	0.8
Costs associated with restructuring, severance and management realignments	5.7
Adjusted Free Cash Flow	$66.2
Average Adjusted Return on Invested Capital (ROIC): Average Adjusted ROIC is defined as GAAP "Net earnings" in a period adjusted for certain items as listed above that are not indicative of the operating performance of the Company for the period presented, divided by Total Capitalization (GAAP Debt not adjusted for debt issuance costs and GAAP Shareholder's Equity),adjusted for certain items as listed above that are not indicative of the operating performance of the Company for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and ERP systems, which we have adjusted for in Average Adjusted ROIC. Average Adjusted ROIC provides perspective on how well the Company is using its capital to generate profits over a three-year period.
The following table illustrates the calculation of Average Adjusted ROIC for the three year period ending as of December 31, 2021 (in millions):

2019 - 2021 AVERAGE ADJUSTED ROIC
	2019	2020	2021
Net earnings (as reported)	$209.8	$(69.7)	$43.7
Asset write-downs and impairments	3.2	86.6	—
Acquisition and divestiture related costs	4.7	33.5	1.8
Tax and other related matters	—	(1.6)	3.4
Costs associated with restructuring, severance and management realignments	6.6	9.8	4.8
	$224.3	$58.6	$53.7

Total Debt (as reported)	$193.5	$195.1	$196.2
Total Equity (as reported)	823.2	746.4	796.3
Asset write-downs and impairments	3.2	86.6	—
Acquisition and divestiture related costs	4.7	33.5	1.8
Tax and other related matters	—	(1.6)	3.4
Costs associated with restructuring, severance and management realignments	6.6	9.8	4.8
Adjusted Equity	$837.7	$874.7	$806.3
Total Capitalization	$1,031.2	$1,069.8	$1,002.5

Adjusted ROIC	21.8%	5.5%	5.4%

Average Adjusted ROIC	10.9%

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Kaman Corporation 2022 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of seven directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Aisha M. Barry	☐	☐	☐	02 - E. Reeves Callaway III	☐	☐	☐	03 - A. William Higgins	☐	☐	☐
04 - Scott E. Kuechle	☐	☐	☐	05 - Michelle J. Lohmeier	☐	☐	☐	06 - Jennifer M. Pollino	☐	☐	☐
07 - Ian K. Walsh	☐	☐	☐								

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7 3 B M

03L0DB

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Kaman Corporation

Notice of 2022 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 20, 2022

Ian K. Walsh, James G. Coogan, Shawn G. Lisle and Richard S. Smith, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2022 Annual Meeting of Shareholders of Kaman Corporation to be held on April 20, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees, FOR items 2 and 3 and AGAINST Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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C Non-Voting Items

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KAMAN VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Kaman Corporation 2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of seven directors:

	For	Against	Abstain
01 - Aisha M. Barry	☐	☐	☐
02 - E. Reeves Callaway III	☐	☐	☐
03 - A. William Higgins	☐	☐	☐
04 - Scott E. Kuechle	☐	☐	☐
05 - Michelle J. Lohmeier	☐	☐	☐
06 - Jennifer M. Pollino	☐	☐	☐
07 - Ian K. Walsh	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

03L0EB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Kaman Corporation

Notice of 2022 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting — April 20, 2022

Ian K. Walsh, James G. Coogan, Shawn G. Lisle and Richard S. Smith, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2022 Annual Meeting of Shareholders of Kaman Corporation to be held on April 20, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees, FOR items 2 and 3 and AGAINST Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)